Exhibit 99.3

ITEM 8.  FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

MANAGEMENT’S REPORT ON INTERNAL
CONTROL OVER FINANCIAL REPORTING

Management of Equifax is responsible for establishing and maintaining adequate internal control over financial reporting as defined in Rule 13a-15(f) under the Securities Exchange Act of 1934. Equifax’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with U.S. generally accepted accounting principles. Internal control over financial reporting includes those written policies and procedures that:

•	Pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of Equifax;

•	Provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with U.S. generally accepted accounting principles;

•	Provide reasonable assurance that receipts and expenditures of Equifax are being made only in accordance with authorization of management and the Board of Directors of Equifax; and

•
Provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of assets that could have a material effect on the consolidated financial statements.

Internal control over financial reporting includes the controls themselves, monitoring and internal auditing practices, and actions taken to correct deficiencies as identified.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect all misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

Management assessed the effectiveness of Equifax’s internal control over financial reporting as of December 31, 2009. Management based this assessment on criteria for effective internal control over financial reporting described in “Internal Control — Integrated Framework” issued by the Committee of Sponsoring Organizations of the Treadway Commission. Management’s assessment included an evaluation of the design of Equifax’s internal control over financial reporting and testing of the operational effectiveness of its internal control over financial reporting. Management reviewed the results of its assessment with the Audit Committee of its Board of Directors.

Based on this assessment, management determined that, as of December 31, 2009, Equifax maintained effective internal control over financial reporting. Ernst & Young LLP, the Company’s independent registered public accounting firm, has issued an audit report on the Company’s internal control over financial reporting as of December 31, 2009.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
ON INTERNAL CONTROL OVER FINANCIAL REPORTING

The Board of Directors and Shareholders of Equifax Inc.:

We have audited Equifax Inc.’s internal control over financial reporting as of December 31, 2009, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (the COSO criteria). Equifax Inc.’s management is responsible for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting included in the accompanying Management’s Report on Internal Control over Financial Reporting. Our responsibility is to express an opinion on the company’s internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control based on the assessed risk, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, Equifax Inc. maintained, in all material respects, effective internal control over financial reporting as of December 31, 2009, based on the COSO criteria.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets as of December 31, 2009 and 2008, and the related consolidated statements of income, shareholders’ equity and comprehensive income, and cash flows for each of the three years in the period ended December 31, 2009 of Equifax Inc. and our report dated February 23, 2010 expressed an unqualified opinion thereon.

/s/ Ernst & Young LLP

Atlanta, Georgia
February 23, 2010

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Shareholders of Equifax Inc.:

We have audited the accompanying consolidated balance sheets of Equifax Inc. as of December 31, 2009 and 2008, and the related consolidated statements of income, shareholders' equity and comprehensive income, and cash flows for each of the three years in the period ended December 31, 2009. These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Equifax Inc. at December 31, 2009 and 2008, and the consolidated results of its operations and its  cash flows for each of the three years in the period ended December 31, 2009, in conformity with U.S. generally accepted accounting principles.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Equifax Inc.'s internal control over financial reporting as of December 31, 2009, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated February 23, 2010 expressed an unqualified opinion thereon.

/s/ Ernst & Young LLP

Atlanta, Georgia
February 23, 2010, except for the “Segments”, “Advertising”, “Trade Accounts Receivable and Allowance for Doubtful Accounts”, and “Long Lived Assets” sections of Note 1, paragraphs 2 and 3 of the “Purchased Intangible Assets” section of Note 3, paragraph 3 of the “Leases” section of Note 5, paragraphs 2, 3, and 4 of Note 6, paragraph 5 of Note 10, the amounts in the operating revenue, operating income, depreciation and amortization expense schedules of Note 12, and Note 14, as to which the date is July 30, 2010

CONSOLIDATED STATEMENTS OF INCOME

	Twelve Months Ended December 31,
(In millions, except per share amounts)	2009	2008	2007
Operating revenue	$1,716.0	$1,813.6	$1,706.7
Operating expenses:
Cost of services (exclusive of depreciation and amortization below)	718.8	741.8	702.6
Selling, general and administrative expenses	470.2	490.6	445.6
Depreciation and amortization	145.2	142.2	113.5
Total operating expenses	1,334.2	1,374.6	1,261.7
Operating income	381.8	439.0	445.0
Interest expense	(57.0)	(71.3)	(58.5)
Other income, net	6.2	6.2	2.9
Consolidated income from continuing operations before income taxes	331.0	373.9	389.4
Provision for income taxes	(106.6)	(119.0)	(136.7)
Consolidated income from continuing operations	224.4	254.9	252.7
Income from discontinued operations, net of tax	16.1	24.1	26.1
Consolidated net income	240.5	279.0	278.8
Less: Net income attributable to noncontrolling interests	(6.6)	(6.2)	(6.1)
Net income attributable to Equifax	$233.9	$272.8	$272.7
Basic earnings per common share
Income from continuing operations attributable to Equifax	$1.72	$1.94	$1.87
Discontinued operations	0.13	0.19	0.20
Net income attributable to Equifax	$1.85	$2.13	$2.07
Weighted-average shares used in computing basic earnings per share	126.3	128.1	132.0
Diluted earnings per common share
Income from continuing operations attributable to Equifax	$1.70	$1.91	$1.83
Discontinued operations	0.13	0.18	0.19
Net income attributable to Equifax	$1.83	$2.09	$2.02
Weighted-average shares used in computing diluted earnings per share	127.9	130.4	135.1
Dividends per common share	$0.16	$0.16	$0.16

See Notes to Consolidated Financial Statements.

CONSOLIDATED BALANCE SHEETS

	December 31,
(In millions, except par values)	2009	2008
ASSETS
Current assets:
Cash and cash equivalents	$103.1	$58.2
Trade accounts receivable, net of allowance for doubtful accounts of $15.1 and $14.5 at December 31, 2009 and 2008, respectively	258.7	253.4
Prepaid expenses	27.6	22.9
Other current assets	27.4	19.3
Total current assets	416.8	353.8
Property and equipment:
Capitalized internal-use software and system costs	316.6	313.9
Data processing equipment and furniture	184.2	176.6
Land, buildings and improvements	164.5	124.0
Total property and equipment	665.3	614.5
Less accumulated depreciation and amortization	(346.0)	(328.2)
Total property and equipment, net	319.3	286.3
Goodwill	1,943.2	1,760.0
Indefinite-lived intangible assets	95.5	95.1
Purchased intangible assets, net	687.0	682.2
Other assets, net	88.7	82.9
Total assets	$3,550.5	$3,260.3
LIABILITIES AND EQUITY
Current liabilities:
Short-term debt and current maturities	$154.2	$31.9
Capitalized lease obligation	29.0	—
Accounts payable	35.9	29.9
Accrued expenses	67.7	57.6
Accrued salaries and bonuses	58.1	54.2
Deferred revenue	69.8	65.7
Other current liabilities	77.5	78.7
Total current liabilities	492.2	318.0
Long-term debt	990.9	1,187.4
Deferred income tax liabilities, net	249.3	215.3
Long-term pension and other postretirement benefit liabilities	142.5	166.0
Other long-term liabilities	60.6	50.1
Total liabilities	1,935.5	1,936.8
Commitments and Contingencies (see Note 5)
Equifax shareholders’ equity:
Preferred stock, $0.01 par value: Authorized shares — 10.0; Issued shares — none	—	—
Common stock, $1.25 par value: Authorized shares — 300.0; Issued shares — 189.3 and 189.2 at December 31, 2009 and 2008, respectively; Outstanding shares — 126.2 and 126.3 at December 31, 2009 and 2008, respectively	236.6	236.5
Paid-in capital	1,102.0	1,075.2
Retained earnings	2,494.2	2,281.0
Accumulated other comprehensive loss	(318.7)	(390.6)
Treasury stock, at cost, 61.0 shares and 59.7 shares at December 31, 2009 and 2008, respectively	(1,871.7)	(1,837.9)
Stock held by employee benefits trusts, at cost, 2.1 shares and 3.2 shares at December 31, 2009 and 2008, respectively	(41.2)	(51.8)
Total Equifax shareholders’ equity	1,601.2	1,312.4
Noncontrolling interests	13.8	11.1
Total equity	1,615.0	1,323.5
Total liabilities and equity	$3,550.5	$3,260.3

See Notes to Consolidated Financial Statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Twelve Months Ended December 31,
(In millions)	2009	2008	2007
Operating activities:
Consolidated net income	$240.5	$279.0	$278.8
Adjustments to reconcile consolidated net income to net cash provided by operating activities:
Depreciation and amortization	158.8	155.4	127.7
Stock-based compensation expense	19.6	19.9	17.6
Tax effects of stock-based compensation plans	0.9	2.9	6.6
Excess tax benefits from stock-based compensation plans	(1.3)	(2.1)	(7.0)
Deferred income taxes	14.7	7.7	7.9
Changes in assets and liabilities, excluding effects of acquisitions:
Accounts receivable, net	12.8	24.2	(1.6)
Prepaid expenses and other current assets	(1.4)	3.5	(5.3)
Other assets	(6.9)	(2.2)	(18.7)
Current liabilities, excluding debt	3.3	(23.4)	38.9
Other long-term liabilities, excluding debt	(22.6)	(16.8)	8.6
Cash provided by operating activities	418.4	448.1	453.5
Investing activities:
Capital expenditures	(70.7)	(110.5)	(118.5)
Acquisitions, net of cash acquired	(196.0)	(27.4)	(303.8)
Investment in unconsolidated affiliates	(3.4)	(3.7)	—
Cash used in investing activities	(270.1)	(141.6)	(422.3)
Financing activities:
Net short-term borrowings (repayments)	101.8	(184.8)	139.7
Net (repayments) borrowings under long-term revolving credit facilities	(415.2)	45.0	253.4
Payments on long-term debt	(31.8)	(17.8)	(250.0)
Proceeds from issuance of long-term debt	274.4	2.3	545.7
Treasury stock purchases	(23.8)	(155.7)	(718.7)
Dividends paid to Equifax shareholders	(20.2)	(20.5)	(20.7)
Dividends paid to noncontrolling interests	(4.0)	(3.4)	(3.6)
Proceeds from exercise of stock options	10.2	14.7	31.6
Excess tax benefits from stock-based compensation plans	1.3	2.1	7.0
Other	(1.0)	(1.0)	(5.6)
Cash used in financing activities	(108.3)	(319.1)	(21.2)
Effect of foreign currency exchange rates on cash and cash equivalents	4.9	(10.8)	3.8
Increase (decrease) in cash and cash equivalents	44.9	(23.4)	13.8
Cash and cash equivalents, beginning of period	58.2	81.6	67.8
Cash and cash equivalents, end of period	$103.1	$58.2	$81.6

See Notes to Consolidated Financial Statements.

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY AND COMPREHENSIVE INCOME

	Equifax Shareholders
	Common Stock
(In millions, except per share values)	Shares Outstanding	Amount	Paid-In Capital	Retained Earnings	Accumulated Other Comprehensive Loss	Treasury Stock	Stock Held By Employee Benefits Trusts	Noncontrolling Interests	Total Shareholders’ Equity
Balance, December 31, 2006	124.7	$232.9	$609.2	$1,778.6	$(232.2)	$(1,490.9)	$(59.5)	$6.1	$844.2
Net income	—	—	—	272.7	—	—	—	6.1	278.8
Other comprehensive income	—	—	—	—	61.7	—	—	0.2	61.9
Shares issued under stock and benefit plans, net of minimum tax withholdings	2.3	2.7	28.9	—	—	(2.3)	1.8	—	31.1
Equity consideration issued for TALX acquisition	20.6	—	372.4	—	—	532.9	—	—	905.3
Treasury stock purchased under share repurchase program ($40.12 per share)*	(17.9)	—	—	—	—	(718.7)	—	—	(718.7)
Cash dividends ($0.16 per share)	—	—	—	(21.3)	—	—	—	—	(21.3)
Reclassification of director deferred compensation plan from liabilities to shareholders’ equity based on plan amendments	—	—	5.5	—	—	—	—	—	5.5
Stock-based compensation expense	—	—	17.6	—	—	—	—	—	17.6
Tax effects of stock-based compensation plans	—	—	6.6	—	—	—	—	—	6.6
Dividends paid to employee benefits trusts	—	—	0.6	—	—	—	—	—	0.6
Dividends paid to noncontrolling interests	—	—	—	—	—	—	—	(3.6)	(3.6)
Balance, December 31, 2007	129.7	$235.6	$1,040.8	$2,030.0	$(170.5)	$(1,679.0)	$(57.7)	$8.8	$1,408.0
Net income	—	—	—	272.8	—	—	—	6.2	279.0
Other comprehensive income	—	—	—	—	(220.1)	—	—	(0.5)	(220.6)
Shares issued under stock and benefit plans, net of minimum tax withholdings	1.1	0.9	11.1	—	—	(3.2)	5.9	—	14.7
Treasury stock purchased under share repurchase program ($34.41 per share)*	(4.5)	—	—	—	—	(155.7)	—	—	(155.7)
Cash dividends ($0.16 per share)	—	—	—	(21.0)	—	—	—	—	(21.0)
Dividends paid to employee benefits trusts	—	—	0.5	—	—	—	—	—	0.5
Stock-based compensation expense	—	—	19.9	—	—	—	—	—	19.9
Tax effects of stock-based compensation plans	—	—	2.9	—	—	—	—	—	2.9
Dividends paid to noncontrolling interests	—	—	—	—	—	—	—	(3.4)	(3.4)
Adjustment to initially apply EITF 06-04 and EITF 06-10	—	—	—	(0.8)	—	—	—	—	(0.8)
Balance, December 31, 2008	126.3	$236.5	$1,075.2	$2,281.0	$(390.6)	$(1,837.9)	$(51.8)	$11.1	$1,323.5
Net income	—	—	—	233.9	—	—	—	6.6	240.5
Other comprehensive income	—	—	—	—	71.9	—	—	0.1	72.0
Shares issued under stock and benefit plans, net of minimum tax withholdings	0.8	0.1	(0.6)	—	—	2.5	6.4	—	8.4
Treasury stock purchased under share repurchase program ($26.41 per share)*	(0.9)	—	—	—	—	(23.8)	—	—	(23.8)
Treasury stock purchased from the Equifax Employee Stock Benefits Trust ($29.29 per share)**	—	—	8.3	—	—	(12.5)	4.2	—	—
Cash dividends ($0.16 per share)	—	—	—	(20.7)	—	—	—	—	(20.7)
Dividends paid to employee benefits trusts	—	—	0.5	—	—	—	—	—	0.5
Stock-based compensation expense	—	—	19.6	—	—	—	—	—	19.6
Tax effects of stock-based compensation plans	—	—	0.9	—	—	—	—	—	0.9
Dividends paid to noncontrolling interests	—	—	—	—	—	—	—	(4.0)	(4.0)
Other	—	—	(1.9)	—	—	—	—	—	(1.9)
Balance, December 31, 2009	126.2	$236.6	$1,102.0	$2,494.2	$(318.7)	$(1,871.7)	$(41.2)	$13.8	$1,615.0

*	At December 31, 2009, $121.9 million was authorized for future repurchases of our common stock.

**	426,533 shares were reclassified from Stock Held by Employee Benefits Trusts to Treasury Stock on our Consolidated Balance Sheets as a result of this transaction.

See Notes to Consolidated Financial Statements.

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY AND COMPREHENSIVE INCOME

Accumulated Other Comprehensive Loss consists of the following components:

	December 31,
(In millions)	2009	2008	2007
Foreign currency translation	$(99.9)	$(178.4)	$(60.1)
Unrecognized actuarial losses and prior service cost related to our pension and other postretirement benefit plans, net of accumulated tax of $124.9, $119.2 and $61.3 in 2009, 2008 and 2007, respectively	(216.2)	(208.5)	(106.5)
Cash flow hedging transactions, net of tax of $1.7, $2.1 and $2.2 in 2009, 2008 and 2007, respectively	(2.6)	(3.7)	(3.9)
Accumulated other comprehensive loss	$(318.7)	$(390.6)	$(170.5)

Comprehensive Income is as follows:

	Twelve Months Ended December 31,
	2009			2008			2007
(In millions)	Equifax Shareholders	Noncontrolling Interests	Total	Equifax Shareholders	Noncontrolling Interests	Total	Equifax Shareholders	Noncontrolling Interests	Total
Net income	$233.9	$6.6	$240.5	$272.8	$6.2	$279.0	$272.7	$6.1	$278.8
Other comprehensive income:
Foreign currency translation adjustment	78.5	0.1	78.6	(118.3)	(0.5)	(118.8)	53.1	0.2	53.3
Recognition of prior service cost and actuarial gains (losses) related to our pension and other postretirement benefit plans	(7.7)	—	(7.7)	(102.0)	—	(102.0)	11.9	—	11.9
Change in cumulative loss from cash flow hedging transactions	1.1	—	1.1	0.2	—	0.2	(3.3)	—	(3.3)
Comprehensive income	$305.8	$6.7	$312.5	$52.7	$5.7	$58.4	$334.4	$6.3	$340.7

See Notes to Consolidated Financial Statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

As used herein, the terms Equifax, the Company, we, our and us refer to Equifax Inc., a Georgia corporation, and its consolidated subsidiaries as a combined entity, except where it is clear that the terms mean only Equifax Inc.

Nature of Operations.  We collect, organize and manage various types of financial, demographic, employment and marketing information. Our products and services enable businesses to make credit and service decisions, manage their portfolio risk, automate or outsource certain payroll, tax and human resources business processes, and develop marketing strategies concerning consumers and commercial enterprises. We serve customers across a wide range of industries, including the financial services, mortgage, retail, telecommunications, utilities, automotive, brokerage, healthcare and insurance industries, as well as government agencies. We also enable consumers to manage and protect their financial health through a portfolio of products offered directly to consumers. As of December 31, 2009, we operated in the following countries: Argentina, Brazil, Canada, Chile, Ecuador, El Salvador, Honduras, Peru, Portugal, Spain, the United Kingdom, or U.K., Uruguay, and the United States of America, or U.S. We also maintain support operations in Costa Rica and the Republic of Ireland. We own an equity interest in a consumer credit information company in Russia. During 2009, we formed a joint venture, pending regulatory approval, to provide a broad range of credit data and information solutions in India.

We develop, maintain and enhance secured proprietary information databases through the compilation of actual consumer data, including credit, employment, asset, liquidity, net worth and spending activity, and business data, including credit and business demographics, that we obtain from a variety of sources, such as credit granting institutions, public record information (including bankruptcies, liens and judgments), income and tax information primarily from large to mid-sized companies in the U.S., and marketing information from surveys and warranty cards. We process this information utilizing our proprietary information management systems.

We acquired Rapid Reporting Verification Company, a provider of IRS tax transcript information and social security number authentication services, on November 2, 2009. On October 27, 2009, we acquired IXI Corporation, a provider of consumer wealth and asset data. Additionally, we acquired TALX Corporation, a leading provider of employment and income verification and human resources business process outsourcing services, on May 15, 2007. The results of these acquisitions are included in our consolidated results subsequent to the acquisition dates.

Basis of Consolidation.  Our Consolidated Financial Statements and the accompanying notes, which are prepared in accordance with U.S. generally accepted accounting principles, or GAAP, include Equifax and all its subsidiaries. We consolidate all majority-owned and controlled subsidiaries as well as variable interest entities in which we are the primary beneficiary. Other parties’ interests in consolidated entities are reported as noncontrolling interests. We use the equity method of accounting for investments in which we are able to exercise significant influence and use the cost method for all other investments. All significant intercompany transactions and balances are eliminated.

Our Consolidated Financial Statements reflect all adjustments which are, in the opinion of management, necessary for a fair presentation of the periods presented therein. Certain prior year amounts have been reclassified to conform to current year presentation, including selling, general and administrative expense of $13.2 million and $5.4 million, respectively, for the twelve months ended December 31, 2008 and 2007, which was reclassified to cost of services and the results of businesses reclassified as a discontinued operation, which is more fully described in Note 14 of the Notes to Consolidated Financial Statements.

Segments.  We manage our business and report our financial results through the following five reportable segments, which are the same as operating segments:

•	U.S. Consumer Information Solutions, or USCIS

•	International

•	TALX

•	North America Personal Solutions

•	North America Commercial Solutions

USCIS is our largest reportable segment, with 42% of total operating revenue during 2009. Our most significant foreign operations are located in Canada, the U.K. and Brazil.

Use of Estimates.  The preparation of our Consolidated Financial Statements requires us to make estimates and assumptions in accordance with GAAP. Accordingly, we make these estimates and assumptions after exercising judgment. We believe that the estimates and assumptions inherent in our Consolidated Financial Statements are reasonable, based upon information available to us at the time they are made including the consideration of events that have occurred up until the point these Statements have been filed. These estimates and assumptions affect the reported amounts of assets, liabilities, revenues and expenses, and disclosure of contingent assets and liabilities at the date of the financial statements, as well as reported amounts of revenues and expenses during the reporting period. Actual results could differ materially from these estimates.

Revenue Recognition and Deferred Revenue.  Revenue is recognized when persuasive evidence of an arrangement exists, collectibility of arrangement consideration is reasonably assured, the arrangement fees are fixed or determinable and delivery of the product or service has been completed. A significant portion of our revenue is derived from our processing of transactions related to the provision of information services to our customers, in which case revenue is recognized, assuming all other revenue recognition criteria are met, when the services are provided. A smaller portion of our revenues relate to subscription-based contracts under which a customer pays a preset fee for a predetermined or unlimited number of transactions or services provided during the subscription period, generally one year. Revenue related to subscription-based contracts having a preset number of transactions is recognized as the services are provided, using an effective transaction rate as the actual transactions are completed. Any remaining revenue related to unfulfilled units is not recognized until the end of the related contract’s subscription period. Revenue related to subscription-based contracts having an unlimited volume is recognized ratably during the contract term. Revenue is recorded net of sales taxes.

If at the outset of an arrangement, we determine that collectibility is not reasonably assured, revenue is deferred until the earlier of when collectibility becomes probable or the receipt of payment. If there is uncertainty as to the customer’s acceptance of our deliverables, revenue is not recognized until the earlier of receipt of customer acceptance or expiration of the acceptance period. If at the outset of an arrangement, we determine that the arrangement fee is not fixed or determinable, revenue is deferred until the arrangement fee becomes estimable, assuming all other revenue recognition criteria have been met.

The determination of certain of our marketing information services and tax management services revenue requires the use of estimates, principally related to transaction volumes in instances where these volumes are reported to us by our clients on a monthly basis in arrears. In these instances, we estimate transaction volumes based on average actual reported volumes reported in the past. Differences between our estimates and actual final volumes reported are recorded in the period in which actual volumes are reported. We have not experienced significant variances between our estimates and actual reported volumes in the past. We monitor actual volumes to ensure that we will continue to make reasonable estimates in the future. If we determine that we are unable to make reasonable future estimates, revenue may be deferred until actual customer data is obtained. Also within our TALX operating segment, the fees for certain of our tax credits and incentives revenue are based on a portion of the credit delivered to our clients. Revenue for these arrangements is recognized based on the achievement of milestones, upon calculation of the credit, or when the credit is utilized by our client, depending on the provisions of the client contract.

We have certain information solution offerings that are sold as multiple element arrangements. The multiple elements may include consumer or commercial information, file updates for certain solutions, services provided by our decisioning technologies personnel, training services, statistical models and other services. To account for each of these elements separately, the delivered elements must have stand-alone value to our customer, and there must exist objective and reliable evidence of the fair value for any undelivered elements. For certain customer contracts, the total arrangement fee is allocated to the undelivered elements based on their fair values and to the initial delivered elements using the residual method. If we are unable to unbundle the arrangement into separate units of accounting, we apply one of the accounting policies described above. This may lead to the arrangement consideration being recognized as the final contract element is delivered to our customer.

Many of our multiple element arrangements involve the delivery of services generated by a combination of services provided by one or more of our operating segments. No individual information service impacts the value or usage of other information services included in an arrangement and each service can be sold alone or, in most cases, purchased from another vendor without affecting the quality of use or value to the customer of the other information services included in the arrangement. Some of our products require the development of interfaces or platforms by our decisioning technologies personnel that allow our customers to interact with our proprietary information databases. These development services do not meet the requirement for having stand-alone value, thus any related development fees are deferred when billed and are recognized over the expected period that the customer will benefit from the related decisioning technologies service. Revenue from the provision of statistical models is recognized as the service is provided and accepted, assuming all other revenue recognition criteria are met.

We record revenue on a net basis for those sales in which we have in substance acted as an agent or broker in the transaction. The direct costs of set up of a customer are capitalized and amortized as a cost of service during the term of the related customer contract.

Deferred revenue consists of amounts billed in excess of revenue recognized on sales of our information services relating generally to the deferral of subscription fees and arrangement consideration from elements not meeting the criteria for having stand-alone value discussed above. Deferred revenues are subsequently recognized as revenue in accordance with our revenue recognition policies.

Cost of Services.  Cost of services consist primarily of (1) data acquisition and royalty fees; (2) customer service costs, which include: personnel costs to collect, maintain and update our proprietary databases, to develop and maintain software application platforms and to provide consumer and customer call center support; (3) hardware and software expense associated with transaction processing systems; (4) telecommunication and computer network expense; and (5) occupancy costs associated with facilities where these functions are performed by Equifax employees.

Selling, General and Administrative Expenses.  Selling, general and administrative expenses consist primarily of personnel-related costs, restructuring costs, corporate costs, fees for professional and consulting services, advertising costs, and other costs of administration.

Advertising.  Advertising costs from continuing operations, which are expensed as incurred, totaled $31.9 million, $28.4 million and $26.8 million during 2009, 2008 and 2007, respectively.

Stock-Based Compensation.  We recognize the cost of stock-based payment transactions in the financial statements over the period services are rendered according to the fair value of the stock-based awards issued. All of our stock- based awards, which are stock options and nonvested stock, are classified as equity instruments.

Income Taxes.  We account for income taxes under the liability method. Deferred income tax assets and liabilities are determined based on the estimated future tax effects of temporary differences between the financial statement and tax bases of assets and liabilities, as measured by current enacted tax rates. We periodically assess whether it is more likely than not that we will generate sufficient taxable income to realize our deferred tax assets. We record a valuation allowance, as necessary, to reduce our deferred tax assets to the amount of future tax benefit that we estimate is more likely than not to be realized.

We record tax benefits for positions that we believe are more likely than not of being sustained under audit examinations. Regularly, we assess the potential outcome of such examinations to determine the adequacy of our income tax accruals. We adjust our income tax provision during the period in which we determine that the actual results of the examinations may differ from our estimates or when statutory terms expire. Changes in tax laws and rates are reflected in our income tax provision in the period in which they occur.

Earnings Per Share.  Our basic earnings per share, or EPS, is calculated as net income divided by the weighted-average number of common shares outstanding during the reporting period. Diluted EPS is calculated to reflect the potential dilution that would occur if stock options or other contracts to issue common stock were exercised and resulted in additional common shares outstanding. The net income amounts used in both our basic and diluted EPS calculations are the same. A reconciliation of the weighted-average outstanding shares used in the two calculations is as follows:

	Twelve Months Ended December 31,
(In millions)	2009	2008	2007
Weighted-average shares outstanding (basic)	126.3	128.1	132.0
Effect of dilutive securities:
Stock options and restricted stock units	1.4	2.2	2.9
Long-term incentive plans	0.2	0.1	0.2
Weighted-average shares outstanding (diluted)	127.9	130.4	135.1

For the twelve months ended December 31, 2009, 2008 and 2007, 3.3 million, 2.1 million and 0.6 million stock options, respectively, were anti-dilutive and therefore excluded from this calculation.

Cash Equivalents.  We consider all highly liquid investments with an original maturity of three months or less to be cash equivalents.

Trade Accounts Receivable and Allowance for Doubtful Accounts.  We do not recognize interest income on our trade accounts receivable. Additionally, we generally do not require collateral from our customers related to our trade accounts receivable.

The allowance for doubtful accounts for estimated losses on trade accounts receivable is based on historical write-off experience, an analysis of the aging of outstanding receivables, customer payment patterns and the establishment of specific reserves for customers in an adverse financial condition. We reassess the adequacy of the allowance for doubtful accounts each reporting period. Increases to the allowance for doubtful accounts are recorded as bad debt expense, which are included in selling, general and administrative expenses on the accompanying Consolidated Statements of Income. Bad debt expense from continuing operations was $6.6 million, $10.0 million and $8.0 million during the twelve months ended December 31, 2009, 2008, and 2007, respectively.

Long-Lived Assets.  Property and equipment are stated at cost less accumulated depreciation and amortization. The cost of additions is capitalized. Property and equipment are depreciated primarily on a straight-line basis over assets’ estimated useful lives, which are generally three to five years for data processing equipment and capitalized internal-use software and systems costs. Leasehold improvements are depreciated over the shorter of their estimated useful lives or lease terms that are reasonably assured. Buildings are depreciated over a forty-year period. Other fixed assets are depreciated over three to seven years. Upon sale or retirement of an asset, the related costs and accumulated depreciation are removed from the accounts and any gain or loss is recognized and included in income from operations on the Consolidated Statements of Income, with the classification of any gain or loss dependent on the characteristics of the asset sold or retired.

Certain internal-use software and system development costs are deferred and capitalized. Accordingly, the specifically identified costs incurred to develop or obtain software which is intended for internal use are not capitalized until the determination is made as to the availability of a technically feasible solution to solve the predefined user and operating performance requirements as established during the preliminary stage of an internal-use software development project. Costs incurred during a software development project’s preliminary stage and post-implementation stage are expensed. Application development activities which are eligible for capitalization include software design and configuration, development of interfaces, coding, testing, and installation. Capitalized internal-use software and systems costs are subsequently amortized on a straight-line basis over a three- to ten-year period after project completion and when the related software or system is ready for its intended use.

Depreciation and amortization expense from continuing operations related to property and equipment was $65.0 million, $59.5 million and $54.7 million during the twelve months ended December 31, 2009, 2008, and 2007, respectively.

Industrial Revenue Bonds.  Pursuant to the terms of the industrial revenue bonds, we transferred title to certain of our fixed assets with costs of $35.7 million and $28.4 million as of December 31, 2009 and 2008, respectively, to a local governmental authority in the U.S. to receive a property tax abatement related to economic development. The title to these assets will revert back to us upon retirement or cancellation of the applicable bonds. These fixed assets are still recognized in the Company’s Consolidated Balance Sheets as all risks and rewards remain with the Company.

Impairment of Long-Lived Assets.  We monitor the status of our long-lived assets in order to determine if conditions exist or events and circumstances indicate that an asset group may be impaired in that its carrying amount may not be recoverable. Significant factors that are considered that could be indicative of an impairment include: changes in business strategy, market conditions or the manner in which an asset group is used; underperformance relative to historical or expected future operating results; and negative industry or economic trends. If potential indicators of impairment exist, we estimate recoverability based on the asset group’s ability to generate cash flows greater than the carrying value of the asset group. We estimate the undiscounted future cash flows arising from the use and eventual disposition of the related long-lived asset group. If the carrying value of the long-lived asset group exceeds the estimated future undiscounted cash flows, an impairment loss is recorded based on the amount by which the asset group’s carrying amount exceeds its fair value. We utilize estimates of discounted future cash flows to determine the asset group’s fair value. During 2008, we recorded a $2.4 million impairment loss, included in depreciation and amortization expense, related to the write-down of certain internal-use software from which we will no longer derive future benefit.

Goodwill and Indefinite-Lived Intangible Assets.  Goodwill represents the cost in excess of the fair value of the net assets of acquired businesses. Goodwill is not amortized. We are required to test goodwill for impairment at the reporting unit level on an annual basis or on an interim basis if an event occurs or circumstances change that would reduce the fair value of a reporting unit below its carrying value. We perform our annual goodwill impairment test as of September 30 each year. In analyzing goodwill for potential impairment, we use a combination of the income and market approaches to estimate the reporting unit’s fair value. Under the income approach, we calculate the fair value of a reporting unit based on estimated future discounted cash flows. The assumptions we use are based on what we believe a hypothetical marketplace participant would use in estimating fair value. Under the market approach, we estimate the fair value based on market multiples of revenue or earnings for benchmark companies. If the fair value of a reporting unit exceeds its carrying value, then no further testing is required. However, if a reporting unit’s fair value were to be less than its carrying value, we would then determine the amount of the impairment charge, if any, which would be the amount that the carrying value of the reporting unit’s goodwill exceeded its implied value.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Contractual/territorial rights represent the estimated fair value of rights to operate in certain territories acquired through the purchase of independent credit reporting agencies in the U.S. and Canada. Our contractual/territorial rights are perpetual in nature and, therefore, the useful lives are considered indefinite. Indefinite-lived intangible assets are not amortized. We are required to test indefinite-lived intangible assets for impairment annually or whenever events and circumstances indicate that there may be an impairment of the asset value. Our annual impairment test date is September 30. We perform the impairment test for our indefinite-lived intangible assets by comparing the asset’s fair value to its carrying value. We estimate the fair value based on projected discounted future cash flows. An impairment charge is recognized if the asset’s estimated fair value is less than its carrying value.

We completed our annual impairment testing for goodwill and indefinite-lived intangible assets during the twelve months ended December 31, 2009, 2008, and 2007, and we determined that there was no impairment in any of these years.

Purchased Intangible Assets.  Purchased intangible assets represent the estimated fair value of acquired intangible assets used in our business. Purchased data files represent the estimated fair value of consumer credit files acquired primarily through the purchase of independent credit reporting agencies in the U.S. and Canada. We expense the cost of modifying and updating credit files in the period such costs are incurred. We amortize purchased data files, which primarily consist of acquired credit files, on a straight-line basis. Primarily all of our other purchased intangible assets are also amortized on a straight-line basis.

Asset	Useful Life (in years)
Purchased data files	2 to 15
Acquired software and technology	1 to 10
Non-compete agreements	1 to 10
Proprietary database	6 to 10
Customer relationships	2 to 25
Trade names	5 to 15

Other Assets.  Other assets on our Consolidated Balance Sheets primarily represents our investment in unconsolidated affiliates, assets related to life insurance policies covering certain officers of the Company, employee benefit trust assets, a statutorily-required tax deposit and data purchases, net of related amortization.

Benefit Plans.  We sponsor various pension and defined contribution plans. We also maintain certain healthcare and life insurance benefit plans for eligible retired U.S. employees. Benefits under the pension and other postretirement benefit plans are generally based on age at retirement and years of service and for some pension plans, benefits are also based on the employee’s annual earnings. The net periodic cost of our pension and other postretirement plans is determined using several actuarial assumptions, the most significant of which are the discount rate and the expected return on plan assets. Our Consolidated Balance Sheets reflect the funded status of the pension and postretirement plans.

Foreign Currency Translation.  The functional currency of each of our foreign subsidiaries is that subsidiary’s local currency. We translate the assets and liabilities of foreign subsidiaries at the year-end rate of exchange and revenue and expenses at the monthly average rates during the year. We record the resulting translation adjustment in other comprehensive income, a component of shareholders’ equity. We also record gains and losses resulting from the translation of intercompany balances of a long-term investment nature in accumulated other comprehensive loss.

Financial Instruments.  Our financial instruments consist primarily of cash and cash equivalents, accounts and notes receivable, accounts payable and short-term and long-term debt. The carrying amounts of these items, other than long-term debt, approximate their fair market values due to the short-term nature of these instruments. The fair value of our fixed-rate debt is determined using quoted market prices for publicly traded instruments, and for non-publicly traded instruments through valuation techniques depending on the specific characteristics of the debt instrument, taking into account credit risk. As of December 31, 2009 and 2008, the fair value of our fixed-rate debt was $1.02 billion and $597.7 million, respectively, compared to its carrying value of $1.00 billion and $767.1 million, respectively.

Derivatives and Hedging Activities.  Although derivative financial instruments are not utilized for speculative purposes or as the Company’s primary risk management tool, derivatives have been used as a risk management tool to hedge the Company’s exposure to changes in interest rates and foreign exchange rates. We have used interest rate swaps and interest rate lock agreements to manage interest rate risk associated with our fixed and floating-rate borrowings. Forward contracts on various foreign currencies have been used to manage the foreign currency exchange rate risk of certain firm commitments denominated in foreign currencies. We recognize all derivatives on the balance sheet at fair value. Derivative valuations reflect the value of the instrument including the value associated with counterparty risk.

Fair Value Hedges.  In conjunction with our fourth quarter 2009 sale of five-year Senior Notes, we entered into five-year interest rate swaps, designated as fair value hedges, which convert the debt’s fixed interest rate to a variable rate. These swaps involve the receipt of fixed rate amounts for floating interest rate payments over the life of the swaps without exchange of the underlying principal amount. Changes in the fair value of the interest rate swaps offset changes in the fair value of the fixed-rate Senior Notes they hedge due to changes in the designated benchmark interest rate and are recorded in interest expense. The fair value liability of these interest rate swaps at December 31, 2009, was $3.3 million and was recorded in other long-term liabilities on our Consolidated Balance Sheets.

Cash Flow Hedges.  Changes in the fair value of highly effective derivatives designated as cash flow hedges are initially recorded in accumulated other comprehensive income and are reclassified into the line item in the Consolidated Statements of Income in which the hedged item is recorded in the same period the hedged item impacts earnings. Any ineffective portion is recorded in current period earnings.

Our inventory of cash flow hedges at December 31, 2009, consisted of an interest rate swap that expires February 2010 and forward purchase contracts, with an aggregate notional amount of 0.8 million euros, to hedge the exposure of certain firm commitments of our U.K. subsidiary that are denominated in euros. The fair value liability of our unsettled cash flow hedges was not material at December 31, 2009.

We entered into interest rate lock agreements in conjunction with our 2007 sale of 6.3% senior notes due 2017 and 7.0% senior notes due 2037. These cash flow hedges were settled on June 25 and June 26, 2007, the respective dates the ten- and thirty-year senior notes were sold, requiring payment of $1.9 million and $3.0 million, respectively. The impact of these settlements has been recorded in other comprehensive income and is amortized with interest expense over the respective terms of the senior notes.

Fair Value Measurements.  Fair value is determined based on the assumptions marketplace participants use in pricing the asset or liability. We use a three level fair value hierarchy to prioritize the inputs used in valuation techniques between observable inputs that reflect quoted prices in active markets, inputs other than quoted prices with observable market data and unobservable data (e.g., a company’s own data). The adoption of fair value guidance for nonfinancial assets and nonfinancial liabilities on January 1, 2009 did not have a material impact on our Consolidated Financial Statements.

The following table presents liabilities measured at fair value on a recurring basis:

		Fair Value Measurements at Reporting Date Using:
Description	Fair Value at December 31, 2009	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
	(In millions)
Liabilities:
Deferred Compensation Plan(1)	$11.5	$11.5	$—	$—
Fair Value Interest Rate Swaps(2)	3.3	—	3.3	—
Total liabilities	$14.8	$11.5	$3.3	$—

(1)
We maintain deferred compensation plans that allow for certain management employees to defer the receipt of compensation (such as salary, incentive compensation and commissions) until a later date based on the terms of the plans. The liability representing benefits accrued for plan participants is valued at the quoted market prices of the participants’ elections for investments in variable life insurance policies. Identical instruments are traded in active markets that we have access to as of December 31, 2009. As such, we have classified this liability as Level 1 within the fair value hierarchy.

(2)
The fair value of our interest rate swaps, designated as fair value hedges, is based on the present value of expected future cash flows using zero coupon rates and is classified within Level 2 of the fair value hierarchy.

Recent Accounting Pronouncements.  Noncontrolling Interests. In December 2007, the FASB issued guidance which established accounting and reporting standards for noncontrolling interests and for the deconsolidation of a subsidiary. This guidance was effective prospectively, except for certain retrospective disclosure requirements. Our adoption of this guidance on January 1, 2009, did not have a material impact on our Consolidated Financial Statements.

Fair Value Disclosures.  In December 2008, the FASB issued guidance requiring entities to disclose more information about pension asset valuations, investment allocation decisions, and major categories of plan assets. These disclosure requirements are effective for years ending after December 15, 2009. Our adoption did not have a material impact on our Consolidated Financial Statements.

In September 2009, the FASB issued guidance regarding use of the net asset value per share provided by an investee to estimate the fair value of an alternative investment when the fair value is not readily determinable. This guidance affects certain investments that are held by our pension plans and is effective for interim and annual periods ending after December 15, 2009. Our adoption did not have a material impact on our Consolidated Financial Statements.

In January 2010, the FASB issued guidance requiring additional fair value disclosures for significant transfers between levels of the fair value hierarchy and gross presentation of items within the Level 3 reconciliation. This guidance also clarifies that entities need to disclose fair value information for each class of asset and liability measured at fair value and that valuation techniques need to be provided for all non-market observable measurements. Our adoption of this guidance on January 1, 2010, is not expected to have a material impact on our Consolidated Financial Statements.

Subsequent Events.  In May 2009, the FASB issued guidance which established standards for accounting and disclosure of events that occur after the balance sheet date, but before financial statements are issued. This guidance was effective for interim and annual periods ending after June 15, 2009. Our adoption did not have a material impact on our Consolidated Financial Statements. We evaluated subsequent events occurring through February 23, 2010, which is the date our financial statements were issued.

Variable Interest Entities.  In June 2009, the FASB amended the consolidation guidance for variable-interest entities and expanded disclosure requirements. The new guidance requires an enterprise to perform an analysis to determine whether the enterprise’s variable interests give it a controlling financial interest in the variable interest entity. The adoption of this guidance on January 1, 2010, is not expected to have a material impact on our Consolidated Financial Statements.

Revenue Arrangements with Multiple Deliverables.  In October 2009, the FASB issued revenue guidance for multiple-deliverable arrangements which addresses how to separate deliverables and how to measure and allocate arrangement consideration. This guidance requires vendors to develop the best estimate of selling price for each deliverable and to allocate arrangement consideration using this selling price. The guidance is effective prospectively for revenue arrangements entered into or materially modified in annual periods beginning after June 15, 2010. We are currently evaluating the impact of adoption on our Consolidated Financial Statements.

2.  ACQUISITIONS AND INVESTMENTS

2009 Acquisitions and Investments.  On December 23, 2009, as a part of our long-term growth strategy of expanding into emerging markets, we formed a joint venture, Equifax Credit Information Services Private Limited, or ECIS, to provide a broad range of credit data and information solutions in India. This joint venture is pending regulatory approval. We paid cash consideration of $5.2 million for our 49 percent equity interest in ECIS.

On November 2, 2009, to further enhance our income and identity verification service offerings, we acquired Rapid Reporting Verification Company, or Rapid, a provider of IRS tax transcript information and social security number authentication services, for $72.5 million. The results of this acquisition have been included in our TALX operating segment subsequent to the acquisition.

On October 27, 2009, we acquired IXI Corporation, or IXI, a provider of consumer wealth and asset data, for $124.0 million. This acquisition enables us to offer more differentiated and in-depth consumer income, wealth and other data to help our clients improve their marketing, collections, portfolio management and customer management efforts across different product segments. The results of this acquisition have been included in our U.S. Consumer Information Solutions operating segment subsequent to the acquisition date.

We financed these purchases through borrowings under our Senior Credit Facility, which were subsequently refinanced through the issuance in November 2009 of our 4.45%, five-year unsecured Senior Notes. The 4.45% Senior Notes are further described in Note 4 of the Notes to the Consolidated Financial Statements in this report.

On August 12, 2009, in order to enhance our Mortgage Solutions business market share, we acquired certain assets and specified liabilities of a small mortgage credit reporting reseller for cash consideration of $3.8 million. The results of this acquisition have been included in our U.S. Consumer Information Solutions segment subsequent to the acquisition date.

2008 Acquisitions and Investments.  To further enhance our market share and grow our credit data business, during the twelve months ended December 31, 2008, we completed nine acquisitions and investments in a number of small businesses totaling $27.4 million, net of cash acquired. Six of the transactions were in our International segment, two within our U.S. Consumer Information Solutions segment and one within our TALX segment. We recorded a $6.0 million liability at December 31, 2009, with a corresponding adjustment to goodwill, for the contingent earn-out payment associated with the acquired company within the TALX segment. The earn-out payment was measured on the completion of 2009 revenue targets and will be paid in 2010.

On June 30, 2008, as a part of our long-term growth strategy of entering new geographies, we acquired a 28 percent equity interest in Global Payments Credit Services LLC, or GPCS, a credit information company in Russia, for cash consideration of $4.4 million, which is now doing business as Equifax Credit Services, LLC in Russia. Under our shareholders’ agreement, we have the option to acquire up to an additional 22 percent interest in GPCS between 2011 and 2013 for cash consideration based on a formula for determining equity value of the business and the assumption of certain debt, subject to satisfaction of certain conditions.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2007 Acquisitions.  On October 19, 2007, in order to continue to grow our credit data business, our Peruvian subsidiary, which is reported in our International operating segment, purchased 100% of the stock of a credit reporting business located in Peru for cash consideration of $8.0 million.

On May 15, 2007, we completed the acquisition of all of the outstanding shares of TALX, a leading provider of employment and income verification and human resources business process outsourcing services. The acquisition aligned with our long-term growth strategy of expanding into new markets with unique data. Under the terms of the transaction, we issued 20.6 million shares of Equifax common stock from treasury, issued 1.9 million fully-vested options to purchase Equifax common stock and paid approximately $288.1 million in cash, net of cash acquired. The value of the shares issued was $844.2 million determined using an average share price over a reasonable period of time before and after the acquisition terms were announced. The fair value of options issued was $61.1 million determined using the Black-Scholes-Merton valuation model. The fair value of the vested options is included in the total purchase price. We also assumed TALX’s outstanding debt, which had a fair value totaling $177.6 million at May 15, 2007. We financed the cash portion of the acquisition cost and $96.6 million outstanding on the TALX revolving credit facility at the date of acquisition initially with borrowings under our $850.0 million senior unsecured credit facility, which we refer to as the Senior Credit Facility, and subsequently refinanced this debt in the second quarter of 2007 with ten- and thirty-year notes. The results of TALX’s operations are included in our Consolidated Financial Statements beginning on May 15, 2007. TALX is reported as a separate operating segment. Subsequent to the date of the acquisition in 2007, we paid $4.1 million to the former owners of a company purchased by TALX pursuant to an earn-out agreement.

We also acquired the assets of three mortgage solutions affiliates for cash paid of $3.8 million during the first quarter of 2007.

Purchase Price Allocation.  The following table summarizes the estimated fair value of the net assets acquired and the liabilities assumed at the acquisition dates. These 2009 allocations are considered final, except for the resolution of certain contingencies all of which existed at the acquisition date, primarily related to sales tax exposures and income tax accounts, which will be resolved when final returns are filed related to the acquired entities. Estimates for these items have been included in the purchase price allocations and will be finalized prior to the one year anniversary date of the acquisitions.

	December 31,
(In millions)	2009	2008
Current assets	$13.1	$3.0
Property and equipment	1.9	0.3
Other assets	3.0	0.1
Identifiable intangible assets(1)	83.9	16.2
Goodwill(2)	116.7	18.3
Total assets acquired	218.6	37.9
Total liabilities assumed	(18.3)	(9.6)
Net assets acquired	$200.3	$28.3

(1)	Identifiable intangible assets are further disaggregated in the table below.

(2)	Of the goodwill resulting from 2009 and 2008 acquisitions, $39.6 million and $4.4 million, respectively, is tax deductible.

The primary reasons the purchase price of certain of these acquisitions exceeded the fair value of the net assets acquired, which resulted in the recognition of goodwill, were expanded growth opportunities from new or enhanced product offerings, cost savings from the elimination of duplicative activities, and the acquisition of intellectual property and workforce that are not recognized as assets apart from goodwill.

	December 31,
	2009		2008
Intangible asset category	Fair value	Weighted-average useful life	Fair value	Weighted-average useful life
	(in millions)	(in years)	(in millions)	(in years)
Customer relationships	$61.7	13.2	$12.2	9.2
Proprietary database	7.4	5.9	—	—
Purchased data files	—	—	0.4	12.5
Acquired software and technology	7.1	5.6	0.9	3.4
Non-compete agreements	2.2	5.0	0.3	6.9
Trade names and other intangible assets	5.5	8.1	2.4	5.9
Total acquired intangibles	$83.9	11.4	$16.2	8.5

Since the dates of acquisition, IXI contributed approximately $6 million of revenue and Rapid contributed approximately $5 million of revenue, which are included in the Company’s Consolidated Statement of Income. The impact of the 2009 and 2008 acquisitions would not have significantly changed our Consolidated Statements of Income if they had occurred at the beginning of the earliest year presented as revenue, consolidated net income, net income attributable to Equifax and diluted earnings per share would not have changed by more than 3%.

3.  GOODWILL AND OTHER INTANGIBLE ASSETS

Goodwill.  Goodwill represents the cost in excess of the fair value of the net assets acquired in a business combination. As discussed in Note 1, goodwill is tested for impairment at the reporting unit level on an annual basis and on an interim basis if an event occurs or circumstances change that would reduce the fair value of a reporting unit below its carrying value. We perform our annual goodwill impairment tests as of September 30 each year. The fair value estimates for our reporting units were determined using a combination of the income and market approaches in accordance with the Company’s methodology. Our annual impairment tests as of September 30, 2009, 2008 and 2007 resulted in no impairment of goodwill. We have undertaken reasonable efforts to determine that we do not have an accumulated impairment loss.

In conjunction with the finalization of the TALX purchase price allocation in 2008, we reallocated goodwill to reporting units expected to benefit from revenue synergies of the combined company. Changes in the amount of goodwill for the twelve months ended December 31, 2009 and 2008, are as follows:

(in millions)	U.S. Consumer Information Solutions	International	TALX	North America Personal Solutions	North America Commercial Solutions	Total
Balance, December 31, 2007	$491.2	$351.6	$952.3	$1.8	$37.7	$1,834.6
Acquisitions	2.7	8.8	1.2	—	—	12.7
Adjustments to initial purchase price allocation	—	—	2.7	—	—	2.7
Foreign currency translation	—	(85.1)	—	—	(1.2)	(86.3)
Tax benefits of options exercised	—	—	(3.7)	—	—	(3.7)
Reallocation of goodwill	96.0	—	(96.0)	—	—	—
Balance, December 31, 2008	$589.9	$275.3	$856.5	$1.8	$36.5	$1,760.0
Acquisitions	78.4	—	38.3	—	—	116.7
Adjustments to initial purchase price allocation	(0.5)	0.1	6.0	—	—	5.6
Foreign currency translation	—	60.3	—	—	0.8	61.1
Tax benefits of options exercised	—	—	(0.2)	—	—	(0.2)
Balance, December 31, 2009	$667.8	$335.7	$900.6	$1.8	$37.3	$1,943.2

Indefinite-Lived Intangible Assets.  Indefinite-lived intangible assets consist of contractual/territorial rights representing the estimated fair value of rights to operate in certain territories acquired through the purchase of independent credit reporting agencies in the U.S. and Canada. Our contractual/territorial rights are perpetual in nature and, therefore, the useful lives are considered indefinite. Indefinite-lived intangible assets are not amortized. As discussed in Note 1, we are required to test indefinite- lived intangible assets for impairment annually and whenever events or circumstances indicate that there may be an impairment of the asset value. We perform our annual indefinite-lived intangible asset impairment test as of September 30 each year. Our annual impairment tests as of September 30, 2009, 2008 and 2007 resulted in no impairment of our indefinite-lived intangible assets. Our contractual/territorial rights carrying amounts did not change materially during the twelve months ended December 31, 2009 and 2008.

Purchased Intangible Assets.  Purchased intangible assets net, recorded on our Consolidated Balance Sheets at December 31, 2009 and 2008, are as follows:

	December 31, 2009			December 31, 2008
(In millions)	Gross	Accumulated Amortization	Net	Gross	Accumulated Amortization	Net
Definite-lived intangible assets:
Purchased data files	$373.8	$(240.6)	$133.2	$375.3	$(225.7)	$149.6
Acquired software and technology	70.3	(37.1)	33.2	72.2	(34.2)	38.0
Customer relationships	488.0	(70.8)	417.2	426.1	(43.8)	382.3
Proprietary database	125.0	(52.2)	72.8	117.6	(32.0)	85.6
Non-compete agreements	3.3	(0.5)	2.8	6.6	(5.7)	0.9
Trade names and other intangible assets	36.0	(8.2)	27.8	34.1	(8.3)	25.8
Total definite-lived intangible assets	$1,096.4	$(409.4)	$687.0	$1,031.9	$(349.7)	$682.2

Amortization expense from continuing operations related to purchased intangible assets was $80.3 million, $80.2 million and $58.8 million for the twelve months ended December 31, 2009, 2008 and 2007, respectively.

Estimated future amortization expense from continuing operations related to definite-lived purchased intangible assets at December 31, 2009 is as follows:

Years ending December 31,
(In millions)	Amount
2010	$88.6
2011	81.3
2012	75.6
2013	56.8
2014	45.1
Thereafter	304.6
$652.0

4.  DEBT

Debt outstanding at December 31, 2009 and 2008 was as follows:

	December 31,
(In millions)	2009	2008
Commercial paper	$135.0	$3.0
Borrowings under Canadian short-term revolving credit facility, weighted-average rate of 3.5% in 2008	—	25.8
Notes, 4.25%, due in installments through May 2012	7.6	10.1
Notes, 7.34%, due in installments through May 2014	75.0	75.0
Notes, 4.45%, due December 2014	275.0	—
Notes, 6.30%, due July 2017	272.5	280.0
Debentures, 6.90%, due July 2028	125.0	150.0
Notes, 7.00%, due July 2037	250.0	250.0
Borrowings under long-term revolving credit facilities, weighted-average rate of 0.9% and 2.8% in 2009 and 2008, respectively	4.8	420.0
Capitalized lease obligation	29.0	—
Other	3.1	3.4
Total debt	1,177.0	1,217.3
Less short-term debt and current maturities	(154.2)	(31.9)
Less capitalized lease obligation	(29.0)	—
Less unamortized discounts	(2.4)	(2.1)
Plus fair value adjustments	(0.5)	4.1
Total long-term debt, net of discount	$990.9	$1,187.4

Scheduled future maturities of debt at December 31, 2009, are as follows:

Years ending December 31,
(In millions)	Amount
2010	$182.5
2011	25.4
2012	16.6
2013	15.0
2014	290.0
Thereafter	647.5
Total debt	$1,177.0

Senior Credit Facility.  We are party to an $850.0 million senior unsecured revolving credit facility, which we refer to as the Senior Credit Facility, with a group of financial institutions. Borrowings may be used for general corporate purposes, including working capital, capital expenditures, acquisitions and share repurchase programs. The Senior Credit Facility is scheduled to expire in July 2011. Availability of the Senior Credit Facility for borrowings is reduced by the outstanding face amount of any letters of credit issued under the facility and, pursuant to our existing Board of Directors authorization, by the outstanding principal amount of our commercial paper, or CP, notes.

Under our Amended Credit Agreement, we must comply with various financial and non-financial covenants. The financial covenants require us to maintain a maximum leverage ratio, defined as consolidated funded debt divided by consolidated EBITDA (as set forth in the Amended Credit Agreement) for the preceding four quarters, of not more than 3.5 to 1.0. Compliance with this financial covenant is tested quarterly. The non-financial covenants include limitations on liens, cross defaults, subsidiary debt, mergers, liquidations, asset dispositions and acquisitions. As of December 31, 2009, we were in compliance with our covenants under the Amended Credit Agreement. Our borrowings under this facility, which have not been guaranteed by any of our subsidiaries, are unsecured and will rank on parity in right of payment with all of our other unsecured and unsubordinated indebtedness from time to time outstanding.

At December 31, 2009, interest was payable on borrowings under the existing credit facility at the base rate or London Interbank Offered Rate, or LIBOR, plus a specified margin. The annual facility fee, which we pay regardless of borrowings, and interest rate are subject to adjustment based on our debt ratings. As of December 31, 2009, $707.5 million was available for borrowings and there were outstanding borrowings of $4.8 million under the Senior Credit Facility, which is included in long-term debt on our Consolidated Balance Sheet.

While the underlying final maturity date of this facility is July 2011, it is structured to provide borrowings under short-term loans. Since these borrowings primarily have a maturity of thirty days, the borrowings and repayments are presented on a net basis within the financing activities portion of our Consolidated Statements of Cash Flows as net (repayments) borrowings under long-term revolving credit facilities.

CP Program.  Our $850.0 million CP program has been established through the private placement of CP notes from time-to-time, in which borrowings bear interest at either a variable rate (based on LIBOR or other benchmarks) or a fixed rate, with the applicable rate and margin. Maturities of CP can range from overnight to 397 days. Since the CP program is backstopped by our Senior Credit Facility, the amount of CP which may be issued under the program is reduced by the outstanding face amount of any letters of credit issued under the facility and, pursuant to our existing Board of Directors authorization, by the outstanding borrowings under our Senior Credit Facility. At December 31, 2009, $135.0 million in CP notes were outstanding, at a weighted-average fixed interest rate of 0.4% per annum, all with maturities of less than 90 days.

4.25% Notes.  Upon our July 26, 2007 acquisition of our Atlanta, Georgia, data center, we assumed a $12.5 million mortgage obligation from the prior owner of the building. The mortgage obligation has a fixed rate of interest of 4.25% per annum and is payable in annual installments until March 1, 2012.

TALX Debt.  At the closing of the TALX acquisition in May 2007, we assumed $75.0 million in 7.34% Senior Guaranteed Notes, or TALX Notes, privately placed by TALX with several institutional investors in May 2006 and $96.6 million outstanding under TALX’s revolving credit facility. Subsequent to the TALX acquisition, we repaid and terminated the TALX revolving credit facility with borrowings under our Senior Credit Facility. We are required to repay the principal amount of the TALX Notes in five equal annual installments commencing on May 25, 2010 with a final maturity date of May 25, 2014. We may prepay the TALX Notes subject to certain restrictions and the payment of a make-whole amount. Under certain circumstances, we may be required to use proceeds of certain asset dispositions to prepay a portion of the TALX Notes. Interest on the TALX Notes is payable semi-annually until the principal becomes due and payable. We identified a fair value adjustment related to the TALX Notes in applying purchase accounting; this amount will be amortized against interest expense over the remainder of the term of the TALX Notes. At December 31, 2009, the remaining balance of this adjustment is $2.8 million and is included in long-term debt on the Consolidated Balance Sheet.

4.45% Senior Notes.  On November 4, 2009, we issued $275.0 million principal amount of 4.45%, five-year senior notes in an underwritten public offering. Interest is payable semi-annually in arrears on December 1 and June 1 of each year. We used the net proceeds from the sale of the senior notes to repay outstanding borrowings under our CP program, a portion of which was used to finance our fourth quarter 2009 acquisitions. The senior notes are unsecured and rank equally with all of our other unsecured and unsubordinated indebtedness. In conjunction with the senior notes, we entered into five-year interest rate swaps, designated as fair value hedges, which convert the fixed interest rate to a variable rate. The long-term debt fair value adjustment related to these interest rate swaps was a reduction of $3.3 million at December 31, 2009.

6.3% and 7.0% Senior Notes.  On June 28, 2007, we issued $300.0 million principal amount of 6.3%, ten-year senior notes and $250.0 million principal amount of 7.0%, thirty-year senior notes in underwritten public offerings. Interest is payable semi-annually in arrears on January 1 and July 1 of each year. The net proceeds of the financing were used to repay short-term indebtedness, a substantial portion of which was incurred in connection with our acquisition of TALX. We must comply with various non-financial covenants, including certain limitations on liens, additional debt and mortgages, mergers, asset dispositions and sale-leaseback arrangements. The senior notes are unsecured and rank equally with all of our other unsecured and unsubordinated indebtedness. During 2009 and 2008, we purchased $7.5 million and $20.0 million, respectively, principal amount of the ten-year senior notes for $6.3 million and $14.3 million, respectively.

In conjunction with the sale of the senior notes, we entered into cash flow hedges on $200.0 million and $250.0 million notional amount of ten-year and thirty-year Treasury notes, respectively. These hedges were settled on June 25 and June 26, 2007, the respective dates on which the Notes were sold, requiring payment of $1.9 million and $3.0 million, respectively. The impact of these settlements has been recorded in other comprehensive income and will be amortized with interest expense over the respective terms of the Notes.

6.9% Debentures.  During 2009, we purchased $25.0 million principal amount of the debentures for $25.1 million.

Canadian Credit Facility.  We are a party to a credit agreement with a Canadian financial institution that provides for a C$20.0 million (denominated in Canadian dollars), 364-day revolving credit agreement. We reduced the borrowing limit from C$40.0 million to C$20.0 million during the second quarter of 2009 and extended the maturity date until June 2010. As of December 31, 2009, there were no outstanding borrowings under this facility.

Cash paid for interest, net of capitalized interest, was $56.7 million, $71.7 million and $42.6 million during the twelve months ended December 31, 2009, 2008 and 2007, respectively.

5.  COMMITMENTS AND CONTINGENCIES

Leases.  On February 27, 2009, we notified the lessor of our headquarters building in Atlanta, Georgia, that we intend to exercise our purchase option in accordance with the lease terms. Under the terms of the $29.0 million synthetic lease for this facility, which commenced in 1998 and expires in March 2010, we guaranteed the residual value of the building at the end of the lease. We were responsible for any shortfall of sales proceeds, up to a maximum amount of $23.2 million, which equaled 80% of the value of the property at the beginning of the lease term. A residual guarantee value of $1.9 million was recorded related to this contingency.

By making notification of our intent to purchase, we committed to purchase the building for $29.0 million on February 26, 2010. The exercise of our purchase option caused us to account for this lease obligation as a capital lease. We have recorded the building and the related obligation on our Consolidated Balance Sheets at December 31, 2009, based on the difference between the purchase price and our residual guarantee of fair value, or $27.1 million.

Our operating leases principally involve office space and office equipment. Rental expense from continuing operations for operating leases, which is recognized on a straight-line basis over the lease term, was $20.9 million, $20.6 million and $17.4 million for the twelve months ended December 31, 2009, 2008 and 2007, respectively. Our headquarters building ground lease has purchase options exercisable beginning in 2019, renewal options exercisable in 2048 and escalation clauses that began in 2009. Expected future minimum payment obligations for non-cancelable operating leases exceeding one year are as follows as of December 31, 2009:

Years ending December 31,
(In millions)	Amount
2010	$19.2
2011	14.3
2012	11.8
2013	9.2
2014	6.2
Thereafter	48.1
$108.8

One of our sublease agreements was amended during 2009. As a result, the amount of sublease income we expect to receive is not material at December 31, 2009. Expected sublease income is not reflected as a reduction in the total minimum rental obligations under operating leases in the table above.

Data Processing, Outsourcing Services and Other Agreements.  We have separate agreements with IBM, Acxiom, TCS and others to outsource portions of our computer data processing operations, applications development, maintenance and related functions and to provide certain other administrative and operational services. The agreements expire between 2010 and 2014. The estimated aggregate minimum contractual obligation remaining under these agreements is approximately $175 million as of December 31, 2009, with no future year’s minimum contractual obligation expected to exceed approximately $55 million. Annual payment obligations in regard to these agreements vary due to factors such as the volume of data processed; changes in our servicing needs as a result of new product offerings, acquisitions or divestitures; the introduction of significant new technologies; foreign currency; or the general rate of inflation. In certain circumstances (e.g., a change in control or for our convenience), we may terminate these data processing and outsourcing agreements, and, in doing so, certain of these agreements require us to pay a significant penalty.

During 2009, we amended our data processing outsourcing agreement with IBM. The amended agreement extends the term six months through December 2013 and allows for a reduction in the scope of services provided by IBM, as well as financial savings to the Company. Under this agreement (which covers our operations in North America, Europe, Brazil and Chile), we have outsourced our mainframe and midrange operations, help desk service and desktop support functions, and the operation of our voice and data networks. The scope of such services varies by location. The estimated future minimum contractual obligation under the revised agreement is approximately $120 million for the remaining term, with no individual year’s minimum expected to exceed approximately $31 million. We may terminate certain portions of this agreement without penalty in the event that IBM is in material breach of the terms of the agreement. During 2009, 2008 and 2007, we paid $87.3 million, $124.0 million and $115.0 million, respectively, for these services.

Agreement with Computer Sciences Corporation.  We have an agreement with Computer Sciences Corporation, or CSC, and certain of its affiliates, collectively CSC, under which CSC-owned credit reporting agencies utilize our computerized credit database services. CSC retains ownership of its credit files and the revenues generated by its credit reporting activities. We receive a processing fee for maintaining the database and for each report supplied. The agreement will expire on July 31, 2018 and is renewable at the option of CSC for successive ten-year periods. The agreement provides us with an option to purchase CSC’s credit reporting business if it does not elect to renew the agreement or if there is a change in control of CSC while the agreement is in effect. Under the agreement CSC also has an option, exercisable at any time, to sell its credit reporting business to us. The option expires in 2013. The option exercise price will be determined by a third-party appraisal process and would be due in cash within 180 days after the exercise of the option. We estimate that if the option were exercised at December 31, 2009, the price range would approximate $600 million to $675 million. This estimate is based solely on our internal analysis of the value of the business, current market conditions and other factors, all of which are subject to constant change. Therefore, the actual option exercise price could be materially higher or lower than the estimated amount.

Change in Control Agreements.  We have entered into change in control severance agreements with certain key executives. The agreements provide for, among other things, certain payments and benefits in the event of a qualifying termination of employment (i.e., termination of employment by the executive for “good reason” or termination of employment by the Company without “cause,” each as defined in the agreements) following a change in control of the Company. In the event of a qualifying termination, the executive will become entitled to continuation of group health, dental, vision, life, disability, 401(k) and similar benefits for three years, as well as a lump sum severance payment, all of which differs by executive.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The change in control agreements have a five-year term and automatically renew for another five years unless we elect not to renew the agreements. Change in control events potentially triggering benefits under the agreements would occur, subject to certain exceptions, if (1) any person acquires 20% or more of our voting stock; (2) upon a merger or other business combination, our shareholders receive less than two-thirds of the common stock and combined voting power of the new company; (3) we sell or otherwise dispose of all or substantially all of our assets; or (4) we liquidate or dissolve.

If these change in control agreements had been triggered as of December 31, 2009, payments of approximately $54.6 million would have been made (excluding tax gross-up amounts of $12.8 million). Under the Company’s existing director and employee stock benefit plans, a change in control generally would result in the immediate vesting of all outstanding stock options and satisfaction of the restrictions on any outstanding nonvested stock awards.

Guarantees.  We will from time to time issue standby letters of credit, performance bonds or other guarantees in the normal course of business. The aggregate notional amount of all performance bonds and standby letters of credit is not material at December 31, 2009, and all have a remaining maturity of one year or less. The maximum potential future payments we could be required to make under the guarantees is not material at December 31, 2009.

General Indemnifications.  We are the lessee under many real estate leases. It is common in these commercial lease transactions for us, as the lessee, to agree to indemnify the lessor and other related third parties for tort, environmental and other liabilities that arise out of or relate to our use or occupancy of the leased premises. This type of indemnity would typically make us responsible to indemnified parties for liabilities arising out of the conduct of, among others, contractors, licensees and invitees at or in connection with the use or occupancy of the leased premises. This indemnity often extends to related liabilities arising from the negligence of the indemnified parties, but usually excludes any liabilities caused by either their sole or gross negligence and their willful misconduct.

Certain of our credit agreements include provisions which require us to make payments to preserve an expected economic return to the lenders if that economic return is diminished due to certain changes in law or regulations. In certain of these credit agreements, we also bear the risk of certain changes in tax laws that would subject payments to non-U.S. lenders to withholding taxes.

In conjunction with certain transactions, such as sales or purchases of operating assets or services in the ordinary course of business, or the disposition of certain assets or businesses, we sometimes provide routine indemnifications, the terms of which range in duration and sometimes are not limited.

The Company has entered into indemnification agreements with its directors and executive officers. Under these agreements, the Company has agreed to indemnify such individuals to the fullest extent permitted by law against liabilities that arise by reason of their status as directors or officers and to advance expenses incurred by such individuals in connection with the related legal proceedings. The Company maintains directors and officers liability insurance coverage to reduce its exposure to such obligations.

We cannot reasonably estimate our potential future payments under the indemnities and related provisions described above because we cannot predict when and under what circumstances these provisions may be triggered. We have no accrual related to indemnifications on our Consolidated Balance Sheets at December 31, 2009 and 2008.

Subsidiary Dividend and Fund Transfer Limitations.  The ability of some of our subsidiaries and associated companies to transfer funds to us is limited, in some cases, by certain restrictions imposed by foreign governments, which do not, individually or in the aggregate, materially limit our ability to service our indebtedness, meet our current obligations or pay dividends.

Contingencies.  We are involved in legal proceedings, claims and litigation arising in the ordinary course of business. We periodically assess our exposure related to these matters based on the information which is available. We have recorded accruals in our Consolidated Financial Statements for those matters in which it is probable that we have incurred a loss and the amount of the loss, or range of loss, can be reasonably estimated.

During 2006, we recorded a $4.0 million, pretax, loss contingency ($2.5 million, net of tax) associated with certain litigation matters within our USCIS operating segment on our Consolidated Balance Sheet. In 2009, we entered into a preliminary settlement which, net of insurance, required less than the full amount reserved. We also reached a settlement on another class action litigation matter within our USCIS operating segment during 2009 and recorded a loss contingency in selling, general and administrative expense on our Consolidated Balance Sheet for the estimated amount of our liability. The combined impact of these matters was a net reversal of $0.8 million of expense in 2009. The remaining accrual related to these matters at December 31, 2009, was not material. The liability at December 31, 2008, was $4.0 million.

For other legal proceedings, claims and litigation, we have recorded loss contingencies that are immaterial, or we cannot reasonably estimate the potential loss because of uncertainties about the outcome of the matter and the amount of the loss or range of loss. We also accrue for unpaid legal fees for services performed to date. Although the final outcome of these other matters cannot be predicted with certainty, any possible adverse outcome arising from these matters is not expected to have a material impact on our Consolidated Financial Statements, either individually or in the aggregate. However, our evaluation of the likely impact of these matters may change in the future.

Tax Matters.  In 2003, the Canada Revenue Agency, or CRA, issued Notices of Reassessment asserting that Acrofax, Inc., our wholly-owned Canadian subsidiary, is liable for additional tax for the 1995 through 2000 tax years, related to certain intercompany capital contributions and loans. The additional tax sought by the CRA for these periods ranges, based on alternative theories, from $8.2 million (8.5 million in Canadian dollars) to $18.2 million (19.0 million in Canadian dollars) plus interest and penalties. Subsequently in 2003, we made a statutorily-required deposit for a portion of the claim. We intend to vigorously contest these reassessments and do not believe we have violated any statutory provision or rule. While we believe our potential exposure is less than the asserted claims and not material to our Consolidated Financial Statements, if the final outcome of this matter was unfavorable to us, an additional claim may be filed by the local province. The likelihood and potential amount of such claim is unknown at this time. We cannot predict when this tax matter will be resolved.

6.  INCOME TAXES

We record deferred income taxes using enacted tax laws and rates for the years in which the taxes are expected to be paid. Deferred income tax assets and liabilities are recorded based on the differences between the financial reporting and income tax bases of assets and liabilities. For additional information about our income tax policy, see Note 1 of the Notes to Consolidated Financial Statements.

The provision for income taxes from continuing operations consisted of the following:

	Twelve Months Ended December 31,
(In millions)	2009	2008	2007
Current:
Federal	$65.8	$59.7	$82.3
State	6.9	8.8	7.6
Foreign	38.8	49.2	48.1
	111.5	117.7	138.0
Deferred:
Federal	(5.0)	(1.4)	(1.1)
State	0.1	1.3	(0.9)
Foreign	—	1.4	0.7
	(4.9)	1.3	(1.3)
Provision for income taxes	$106.6	$119.0	$136.7

Domestic and foreign income from continuing operations before income taxes was as follows:

	Twelve Months Ended December 31,
(In millions)	2009	2008	2007
U.S.	$166.5	$173.7	$220.1
Foreign	164.5	200.2	169.3
	$331.0	$373.9	$389.4

The provision for income taxes was reconciled with the U.S. federal statutory rate, as follows:

	Twelve Months Ended December 31,
(In millions)	2009	2008	2007
Federal statutory rate	35.0%	35.0%	35.0%
Provision computed at federal statutory rate	$115.9	$130.9	$136.3
State and local taxes, net of federal tax benefit	4.8	6.0	2.8
Foreign(2)	(3.2)	1.3	3.9
Valuation allowance(2)	(8.3)	(8.7)	(2.6)
Tax reserves(1)(2)	1.0	(12.2)	1.7
Other(3)	(3.6)	1.7	(5.4)
Provision for income taxes	$106.6	$119.0	$136.7
Effective income tax rate	32.2%	31.8%	35.1%

(1)
During the third quarter of 2008, the applicable statute of limitations related to uncertain tax positions expired, resulting in the reversal of the related income tax reserve. The reversal of this reserve resulted in an income tax benefit of $14.6 million. These are reflected in tax reserves on the effective tax reconciliation and reduced our 2008 effective tax rates by 3.5%.

(2)	During the fourth quarter of 2009, we recognized a $7.3 million income tax benefit related to our ability to utilize foreign tax credits beyond 2009. This reduced our 2009 effective tax rate by 2.1%.

(3)	Includes the benefit related to an investment loss in a subsidiary recognized during the third quarter of 2009.

Components of the deferred income tax assets and liabilities at December 31, 2009 and 2008, were as follows:

	December 31,
(In millions)	2009	2008
Deferred income tax assets:
Employee pension benefits	$124.1	$118.9
Net operating and capital loss carryforwards	44.8	37.4
Unrealized foreign exchange loss	27.4	55.9
Foreign tax credits	20.8	11.2
Employee compensation programs	33.6	28.5
Reserves and accrued expenses	12.5	14.6
Deferred revenue	9.2	9.1
Other	9.2	9.5
Gross deferred income tax assets	281.6	285.1
Valuation allowance	(59.1)	(93.7)
Total deferred income tax assets, net	$222.5	$191.4
Deferred income tax liabilities:
Goodwill and intangible assets	(330.5)	(298.3)
Pension expense	(94.2)	(79.9)
Undistributed earnings of foreign subsidiaries	(18.9)	(7.7)
Depreciation	(8.6)	(4.0)
Other	(5.1)	(7.0)
Total deferred income tax liability	(457.3)	(396.9)
Net deferred income tax liability	$(234.8)	$(205.5)

Our deferred income tax assets, included in other current assets, and liabilities at December 31, 2009 and 2008, are included in the accompanying Consolidated Balance Sheets as follows:

	December 31,
(In millions)	2009	2008
Current deferred income tax assets, included in other current assets	$14.5	$9.8
Long-term deferred income tax liabilities	(249.3)	(215.3)
Net deferred income tax liability	$(234.8)	$(205.5)

We record deferred income taxes on the temporary differences of our foreign subsidiaries and branches, except for the temporary differences related to undistributed earnings of subsidiaries which we consider indefinitely invested. We have indefinitely invested $85.7 million attributable to pre-2004 undistributed earnings of our Canadian and Chilean subsidiaries. If the pre-2004 earnings were not considered indefinitely invested, $6.4 million of deferred U.S. income taxes would have been provided. Such taxes, if ultimately paid, may be recoverable as U.S. foreign tax credits.

As of December 31, 2009, we had a deferred tax asset of $27.4 million related to accumulated foreign currency translation losses for foreign locations, excluding adjustments for pre-2004 Canadian and Chilean earnings. A full valuation allowance, included in accumulated other comprehensive loss, has been provided due to uncertainty of future realization of this deferred tax asset.

At December 31, 2009, we had U.S. federal and state net operating loss carryforwards of $73.9 million which will expire at various times between 2012 and 2029. We also had foreign net operating loss carryforwards totaling $97.7 million of which $44.4 million will expire between 2013 and 2017 and the remaining $53.3 million will carryforward indefinitely. U.S. federal and state capital loss carryforwards total $1.6 million at December 31, 2009, all of which will expire by 2011. Foreign capital loss carryforwards of $21.0 million may be carried forward indefinitely. Additionally, we had foreign tax credit carryforwards of $20.8 million, of which $3.2 million will begin to expire between 2010 and 2015 and the remaining $17.6 million will be available to be utilized upon repatriation of foreign earnings. We also had state credit carryforwards of $1.5 million which will begin expiring in 2017. Tax-effected state and foreign net operating losses and capital losses of $31.7 million have been fully reserved in the deferred tax asset valuation allowance.

Cash paid for income taxes, net of amounts refunded, was $103.2 million, $128.7 million and $139.9 million during the twelve months ended December 31, 2009, 2008 and 2007, respectively.

We recognize interest and penalties accrued related to unrecognized tax benefits in the provision for income taxes on our Consolidated Statements of Income.

A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows:

(In millions)	2009	2008
Beginning balance (January 1)	$15.8	$29.4
Increases related to prior year tax positions	0.6	1.7
Decreases related to prior year tax positions	(1.2)	(1.8)
Increases related to current year tax positions	3.7	2.0
Decreases related to settlements	(0.3)	(0.4)
Expiration of the statute of limitations for the assessment of taxes	(1.1)	(13.3)
Purchase accounting	—	0.9
Currency translation adjustment	1.9	(2.7)
Ending balance (December 31)	$19.4	$15.8

We recorded liabilities of $26.8 million and $22.3 million for unrecognized tax benefits as of December 31, 2009 and 2008, respectively, which included interest and penalties of $7.4 million and $6.5 million, respectively. As of December 31, 2009 and 2008, the total amount of unrecognized benefits that, if recognized, would have affected the effective tax rate was $20.5 million and $17.8 million, respectively, which included interest and penalties of $5.7 million and $5.0 million, respectively. The accruals for potential interest and penalties during 2009 and 2008 were not material.

Equifax and its subsidiaries are subject to U.S. federal, state and international income taxes. We are generally no longer subject to federal, state or international income tax examinations by tax authorities for years before 2003, with few exceptions including those discussed below for Canada and the U.K. In Canada, we are under audit by the Canada Revenue Agency for the 1995 through 2002 tax years (see Note 5 of the Notes to Consolidated Financial Statements). For the U.K., tax years after 1999 are open for examination. Due to the potential for resolution of state and foreign examinations, and the expiration of various statutes of limitations, it is reasonably possible that Equifax’s gross unrecognized tax benefit balance may change within the next twelve months by a range of zero to $6.4 million, related primarily to issues involving U.K. operations.

7.  STOCK-BASED COMPENSATION

We have one active share-based award plan, the 2008 Omnibus Incentive Plan which was approved by our shareholders in 2008, that provides our directors, officers and certain employees with stock options and nonvested stock. The plan is described below. We expect to issue common shares held by treasury stock upon the exercise of stock options or once nonvested shares vest. Total stock-based compensation expense in our Consolidated Statements of Income during the twelve months ended December 31, 2009, 2008 and 2007, was as follows:

	Twelve Months Ended December 31,
(in millions)	2009	2008	2007
Cost of services	$2.6	$2.4	$1.9
Selling, general and administrative expenses	17.0	17.5	15.7
Stock-based compensation expense, before income taxes	$19.6	$19.9	$17.6

The total income tax benefit recognized for stock-based compensation expense was $6.9 million, $7.1 million and $6.3 million for the twelve months ended December 31, 2009, 2008 and 2007, respectively.

Benefits of tax deductions in excess of recognized compensation cost are reported as a financing cash flow, rather than as an operating cash flow. This requirement reduced operating cash flows and increased financing cash flows by $1.3 million, $2.1 million and $7.0 million during the twelve months ended December 31, 2009, 2008 and 2007, respectively.

Stock Options.  The 2008 Omnibus Incentive Plan provides that qualified and nonqualified stock options may be granted to officers and other employees. In conjunction with our acquisition of TALX, we assumed options outstanding under the legacy TALX stock option plan, which was approved by TALX shareholders. In addition, stock options remain outstanding under three shareholder-approved plans and three non-shareholder-approved plans from which no new grants may be made. The 2008 Omnibus Incentive Plan requires that stock options be granted at exercise prices not less than market value on the date of grant. Generally, stock options are subject to graded vesting for periods of up to three years based on service, with 33% vesting for each year of completed service, and expire ten years from the grant date.

We use the binomial model to calculate the fair value of stock options granted on or after January 1, 2006. The binomial model incorporates assumptions regarding anticipated employee exercise behavior, expected stock price volatility, dividend yield and risk-free interest rate. Anticipated employee exercise behavior and expected post-vesting cancellations over the contractual term used in the binomial model were primarily based on historical exercise patterns. These historical exercise patterns indicated there was not significantly different exercise behavior between employee groups. For our expected stock price volatility assumption, we weighted historical volatility and implied volatility. We used daily observations for historical volatility, while our implied volatility assumption was based on actively traded options related to our common stock. The expected term is derived from the binomial model, based on assumptions incorporated into the binomial model as described above.

The fair value for stock options granted during the twelve months ended December 31, 2009, 2008 and 2007, was estimated at the date of grant, using the binomial model with the following weighted-average assumptions:

	Twelve Months Ended December 31,
	2009	2008	2007
Dividend yield	0.6%	0.4%	0.5%
Expected volatility	32.3%	27.1%	22.4%
Risk-free interest rate	2.0%	2.6%	4.6%
Expected term (in years)	4.6	4.6	4.6
Weighted-average fair value of stock options granted	$7.90	$9.09	$10.52

The following table summarizes changes in outstanding stock options during the twelve months ended December 31, 2009, as well as stock options that are vested and expected to vest and stock options exercisable at December 31, 2009:

	Shares	Weighted-Average Exercise Price	Weighted-Average Remaining Contractual Term	Aggregate Intrinsic Value
	(in thousands)		(in years)	(in millions)
Outstanding at December 31, 2008	6,422	$27.84
Granted (all at market price)	1,198	$28.49
Exercised	(589)	$17.35
Forfeited and cancelled	(186)	$33.70
Outstanding at December 31, 2009	6,845	$28.68	5.1	$30.8
Vested and expected to vest at December 31, 2009	6,541	$28.40	5.3	$30.5
Exercisable at December 31, 2009	4,780	$27.21	3.9	$27.9

The aggregate intrinsic value amounts in the table above represent the difference between the closing price of Equifax’s common stock on December 31, 2009 and the exercise price, multiplied by the number of in-the-money stock options as of the same date. This represents the amount that would have been received by the stock option holders if they had all exercised their stock options on December 31, 2009. In future periods, this amount will change depending on fluctuations in Equifax’s stock price. The total intrinsic value of stock options exercised during the twelve months ended December 31, 2009, 2008 and 2007, was $5.1 million, $14.4 million and $48.6 million, respectively. At December 31, 2009, our total unrecognized compensation cost related to stock options was $6.3 million with a weighted- average recognition period of 1.5 years.

The following table summarizes changes in outstanding options and the related weighted-average exercise price per share for the twelve months ended December 31, 2008 and 2007:

	December 31,
	2008		2007
(Shares in thousands)	Shares	Weighted- Average Price	Shares	Weighted- Average Price
Outstanding at the beginning of the year	6,484	$24.94	5,930	$24.95
Granted (all at market price)	1,042	$35.35	2,742	$18.60
Exercised	(1,036)	$16.72	(2,073)	$16.15
Cancelled	(68)	$36.55	(115)	$32.64
Outstanding at the end of the year	6,422	$27.84	6,484	$24.94
Exercisable at end of year	4,699	$24.47	5,157	$21.52

Nonvested Stock.  Our 2008 Omnibus Incentive Plan also provides for awards of nonvested shares of our common stock that can be granted to executive officers, employees and directors. Nonvested stock awards are generally subject to cliff vesting over a period between one to three years based on service.

The fair value of nonvested stock is based on the fair market value of our common stock on the date of grant. However, since our nonvested stock does not pay dividends during the vesting period, the fair value on the date of grant is reduced by the present value of the expected dividends over the requisite service period (discounted using the appropriate risk-free interest rate).

The following table summarizes changes in our nonvested stock during the twelve months ended December 31, 2009, 2008 and 2007 and the related weighted-average grant date fair value:

(Shares in thousands)	Shares	Weighted-Average Grant Date Fair Value
Nonvested at December 31, 2006	811	$31.64
Granted	297	$40.49
Vested	(257)	$40.29
Forfeited	(28)	$34.29
Nonvested at December 31, 2007	823	$38.33
Granted	407	$35.05
Vested	(360)	$33.83
Forfeited	(20)	$38.90
Nonvested at December 31, 2008	850	$36.33
Granted	536	$28.41
Vested	(230)	$34.40
Forfeited	(46)	$31.75
Nonvested at December 31, 2009	1,110	$33.10

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The total fair value of nonvested stock that vested during the twelve months ended December 31, 2009, 2008 and 2007, was $6.5 million, $11.5 million and $10.4 million, respectively, based on the weighted-average fair value on the vesting date, and $7.9 million, $12.2 million and $7.3 million, respectively, based on the weighted-average fair value on the date of grant. At December 31, 2009, our total unrecognized compensation cost related to nonvested stock was $14.5 million with a weighted-average recognition period of 2.1 years.

8.  SHAREHOLDER RIGHTS PLAN

Our Board of Directors has adopted a shareholder rights plan designed to protect our shareholders against abusive takeover attempts and tactics. The rights plan operates to dilute the interests of any person or group attempting to take control of the Company if the attempt is not deemed by our Board of Directors to be in the best interests of our shareholders. Under the rights agreement, as originally adopted in October 1995 and amended and restated in October 2005, holders of our common stock were granted one right to purchase common stock, or Right, for each outstanding share of common stock held of record on November 24, 1995. All newly issued shares of common stock since that date have been accompanied by a Right. The Rights will become exercisable and trade independently from our common stock if a person or group acquires or obtains the right to acquire 20% or more of Equifax’s outstanding shares of common stock, or commences a tender or exchange offer that would result in that person or group acquiring 20% or more of the outstanding common stock, in each case without the consent of our Board. In the event the Rights become exercisable, each holder (other than the acquiring person or group) will be entitled to purchase that number of shares of securities or other property of Equifax having a market value equal to two times the exercise price of the Right. If Equifax were acquired in a merger or other business combination, each Right would entitle its holder to purchase the number of the acquiring company’s common stock having a market value of two times the exercise price of the Right. In either case, our Board may choose to redeem the Rights for $0.01 per Right before they become exercisable. The Rights will expire on November 6, 2015, unless earlier redeemed, exchanged or amended by the Board.

9.  BENEFIT PLANS

We have defined benefit pension plans and defined contribution plans. We also maintain certain healthcare and life insurance benefit plans for eligible retired employees. The measurement date for our defined benefit pension plans and other postretirement benefit plans is December 31 of each year.

Pension Benefits.  Pension benefits are provided through U.S. and Canadian defined benefit pension plans and two supplemental executive defined benefit pension plans.

U.S. and Canadian Retirement Plans.  Prior to December 31, 2009, we had one non-contributory qualified retirement plan covering most U.S. salaried employees (the Equifax Inc. Pension Plan, or EIPP), a qualified retirement plan that covered U.S. salaried employees (the U.S. Retirement Income Plan, or USRIP) who terminated or retired before January 1, 2005 and a defined benefit plan for most salaried and hourly employees in Canada (the Canadian Retirement Income Plan, or CRIP). On December 31, 2009, the plan assets and obligations of the EIPP were merged with the USRIP. The USRIP remained as the sole U.S. qualified retirement plan. There were no other plan amendments as a result of this merger. Benefits from these plans are primarily a function of salary and years of service.

On September 15, 2008, we announced a redesign of our retirement plans for our U.S. active employees effective January 1, 2009. The changes to our retirement plans froze the EIPP, a qualified defined benefit pension plan, for employees who did not meet certain grandfathering criteria related to retirement- eligible employees. Under the plan amendments, the EIPP was closed to new participants and the service credit for non-grandfathered participants was frozen, but participants will continue to receive credit for salary increases and vesting of service. Additionally, certain non-grandfathered employees and certain other employees not eligible to participate in the EIPP are able to participate in an enhanced 401(k) savings plan. As a result of these changes to the EIPP, we completed a remeasurement of the plan during the third quarter of 2008. The remeasurement did not materially impact our Consolidated Financial Statements as of and for the twelve months ended December 31, 2008.

In January 2010, we made a contribution of $20.0 million to the USRIP. During the twelve months ended December 31, 2009, we made contributions of $15.0 million to the EIPP and $1.8 million to the CRIP. Additionally, the Equifax Employee Benefits Trust contributed $12.5 million to the EIPP upon dissolution of the Trust in December 2009. During the twelve months ended December 31, 2007, we made a discretionary contribution to the EIPP of $12.0 million. We did not make a discretionary contribution during the twelve months ended December 31, 2008. At December 31, 2009, the USRIP met or exceeded ERISA’s minimum funding requirements.

The annual report produced by our consulting actuaries specifies the funding requirements for our plans, based on projected benefits for plan participants, historical investment results on plan assets, current discount rates for liabilities, assumptions for future demographic developments and recent changes in statutory requirements. We may elect to make additional discretionary contributions to our plans in excess of minimum funding requirements, subject to statutory limitations.

Supplemental Retirement Plans.  We maintain two supplemental executive retirement programs for certain key employees. The plans, which are unfunded, provide supplemental retirement payments, based on salary and years of service.

Other Benefits.  We maintain certain healthcare and life insurance benefit plans for eligible retired employees. Substantially all of our U.S. employees may become eligible for the healthcare benefits if they reach retirement age while working for us and satisfy certain years of service requirements. The retiree life insurance program covers employees who retired on or before December 31, 2003. We accrue the cost of providing healthcare benefits over the active service period of the employee.

Obligations and Funded Status.  A reconciliation of the benefit obligations, plan assets and funded status of the plans is as follows:

	Pension Benefits		Other Benefits
(In millions)	2009	2008	2009	2008
Change in benefit obligation
Benefit obligation at January 1,	$577.8	$581.6	$31.0	$32.9
Service cost	5.3	11.0	0.5	0.5
Interest cost	35.1	34.8	1.8	1.9
Plan participants’ contributions	—	—	1.0	1.3
Amendments	—	(0.6)	—	(4.3)
Actuarial loss (gain)	41.5	(1.4)	3.4	3.6
Foreign currency exchange rate changes	5.4	(7.8)	—	—
Special termination benefits	0.1	—	—	—
Retiree drug subsidy paid	—	—	—	0.3
Benefits paid	(41.0)	(39.8)	(4.2)	(5.2)
Benefit obligation at December 31,	624.2	577.8	33.5	31.0
Change in plan assets
Fair value of plan assets at January 1,	440.8	606.6	15.0	19.0
Actual return on plan assets	66.3	(119.9)	2.3	(4.0)
Employer contributions	32.9	3.7	3.2	3.9
Plan participants’ contributions	—	—	1.0	1.3
Foreign currency exchange rate changes	6.4	(9.8)	—	—
Benefits paid	(41.0)	(39.8)	(4.2)	(5.2)
Fair value of plan assets at December 31,	505.4	440.8	17.3	15.0
Funded status of plan	$(118.8)	$(137.0)	$(16.2)	$(16.0)

The accumulated benefit obligation for the USRIP, CRIP and Supplemental Retirement Plans was $592.2 million at December 31, 2009. The accumulated benefit obligation for the USRIP, EIPP, CRIP and Supplemental Retirement Plans was $551.5 million at December 31, 2008.

At December 31, 2009, the USRIP and Supplemental Retirement Plans had projected benefit obligations and accumulated benefit obligations in excess of those plans’ respective assets. The projected benefit obligation, accumulated benefit obligation and fair value of plan assets for these plans in the aggregate were $583.6 million, $557.9 million and $459.4 million, respectively, at December 31, 2009.

At December 31, 2008, the USRIP, EIPP and Supplemental Retirement Plans had projected benefit obligations and accumulated benefit obligations in excess of those plans’ respective assets. The projected benefit obligation, accumulated benefit obligation and fair value of plan assets for these plans in the aggregate were $550.3 million, $527.1 million and $405.0 million, respectively, at December 31, 2008.

The following table represents the net amounts recognized, or the funded status of our pension and other postretirement benefit plans, in our Consolidated Balance Sheets at December 31, 2009 and 2008:

	Pension Benefits		Other Benefits
(In millions)	2009	2008	2009	2008
Amounts recognized in the statements of financial position consist of:
Prepaid pension asset	$5.3	$8.3	$—	$—
Current liabilities	(3.8)	(3.7)	—	—
Long-term liabilities	(120.3)	(141.6)	(16.2)	(16.0)
Net amount recognized	$(118.8)	$(137.0)	$(16.2)	$(16.0)

Included in accumulated other comprehensive loss at December 31, 2009 and 2008, were the following amounts that have not yet been recognized in net periodic pension cost:

	Pension Benefits		Other Benefits
(In millions)	2009	2008	2009	2008
Prior service cost (credit), net of accumulated taxes of $1.4 and $1.6 in 2009 and 2008, respectively, for pension benefits and $(0.5) and $(0.6) in 2009 and 2008, respectively, for other benefits	$2.3	$2.9	$(0.9)	$(1.0)
Net actuarial loss, net of accumulated taxes of $116.9 and $111.6 in 2009 and 2008, respectively, for pension benefits and $7.1 and $6.6, in 2009 and 2008, respectively, for other benefits	202.5	195.2	12.3	11.4
Accumulated other comprehensive loss	$204.8	$198.1	$11.4	$10.4

The following indicates amounts recognized in other comprehensive income during the twelve months ended December 31, 2009 and 2008:

	Pension Benefits		Other Benefits
(In millions)	2009	2008	2009	2008
Amounts arising during the period:
Net actuarial loss, net of taxes of $8.1 and $59.7 in 2009 and 2008, respectively, for pension benefits and $0.9 and $3.5 in 2009 and 2008, respectively, for other benefits	$11.7	$104.7	$1.6	$6.2
Foreign currency exchange rate loss (gain), net of taxes of $0.5 and $(0.6) in 2009 and 2008, respectively, for pension benefits	1.0	(0.9)	—	—
Prior service credit, net of taxes of $(0.2) for pension benefits and $(1.6) for other benefits in 2008	—	(0.4)	—	(2.7)
Amounts recognized in net periodic benefit cost during the period:
Recognized actuarial loss, net of taxes of $(3.2) and $(2.0) in 2009 and 2008, respectively, for pension benefits and $(0.4) and $(0.2) in 2009 and 2008, respectively, for other benefits	(5.5)	(3.6)	(0.7)	(0.4)
Amortization of prior service (cost) credit, net of taxes of $(0.3) in both 2009 and 2008 for pension benefits and $0.1 and $(0.1) in 2009 and 2008, respectively, for other benefits	(0.5)	(0.6)	0.1	(0.3)
Total recognized in other comprehensive income	$6.7	$99.2	$1.0	$2.8

Components of Net Periodic Benefit Cost.

	Pension Benefits			Other Benefits
(In millions)	2009	2008	2007	2009	2008	2007
Service cost	$5.3	$11.0	$10.8	$0.5	$0.5	$0.4
Interest cost	35.1	34.8	33.2	1.8	1.9	1.7
Expected return on plan assets	(44.8)	(45.2)	(42.9)	(1.5)	(1.5)	(1.5)
Amortization of prior service cost	0.8	0.9	1.0	(0.2)	0.4	0.5
Recognized actuarial loss	8.7	5.6	8.9	1.1	0.6	0.3
Special termination benefit	0.1	—	—	—	—	—
Total net periodic benefit cost	$5.2	$7.1	$11.0	$1.7	$1.9	$1.4

The following represents the amount of prior service cost and actuarial loss included in accumulated other comprehensive loss that is expected to be recognized in net periodic benefit cost during the twelve months ending December 31, 2010:

(In millions)	Pension Benefits	Other Benefits
Prior service cost, net of taxes of $0.3 for pension benefits and $(0.1) for other benefits	$0.5	$(0.1)
Actuarial loss, net of taxes of $3.3 for pension benefits and $0.4 for other benefits	$5.6	$0.8

Weighted-Average Assumptions.

	Pension Benefits		Other Benefits
Weighted-average assumptions used to determine benefit obligations at December 31,	2009	2008	2009	2008
Discount rate	5.77%	6.27%	5.45%	6.22%
Rate of compensation increase	4.37%	4.38%	N/A	N/A

	Pension Benefits			Other Benefits
Weighted-average assumptions used to determine net periodic benefit cost at December 31,	2009	2008	2007	2009	2008	2007
Discount rate	6.27%	6.23%	5.86%	6.22%	6.04%	5.84%
Expected return on plan assets	8.02%	8.00%	8.00%	8.00%	8.00%	8.00%
Rate of compensation increase	4.38%	4.30%	4.28%	N/A	N/A	N/A

Discount Rates.  We determine our discount rates primarily based on high-quality, fixed-income investments and yield-to-maturity analysis specific to our estimated future benefit payments available as of the measurement date. Discount rates are reset annually on the measurement date to reflect current market conditions. We use a publicly published yield curve updated monthly to develop our discount rates. The yield curve provides discount rates related to a dedicated high-quality bond portfolio whose cash flows extend beyond the current period, from which we choose a rate matched to the expected benefit payments required for each plan.

Expected Return on Plan Assets.  The expected rate of return on plan assets is based on both our historical returns and forecasted future investment returns by asset class, as provided by our external investment advisor. In setting the long-term expected rate of return, management considers capital markets future expectations and the asset mix of the plan investments. Prior to 2008, the U.S. Pension Plans investment returns were 10.9%, 13.0% and 7.5% over three, five and ten years, respectively. The returns exceeded the S&P 500 returns for similar periods of time primarily due to an asset allocation strategy where large allocations to alternative asset classes (hedge fund of funds, private equity, real estate and real assets) provided consistently higher returns with a low correlation to equity market returns. These returns historically demonstrate a long-term record of producing returns at or above the expected rate of return. However, the dramatic adverse market conditions in 2008 skewed the traditional measures of long-term performance, such as the ten-year average return. The severity of the 2008 losses, approximately negative 20%, makes the historical ten-year average return a less accurate predictor of future return expectations. In 2009, the investment returns were approximately 16%, reflecting a partial recovery of the 2008 losses. Our weighted-average expected rate of return declined from 8.02% in 2009 to approximately 7.75% for 2010 primarily related to the USRIP which declined due to our migration to a lower risk investment strategy, with increased allocation to lower risk/lower return asset classes, as well as the current forecast of expected future returns for our asset classes, which is lower than the prior year.

The calculation of the net periodic benefit cost for the USRIP and CRIP utilizes a market-related value of assets. The market-related value of assets recognizes the difference between actual returns and expected returns over five years at a rate of 20% per year.

Healthcare Costs.  An initial 8.5% annual rate of increase in the per capita cost of covered healthcare benefits was assumed for 2010. The rate was assumed to decrease gradually to an ultimate rate of 5.0% by 2015. Assumed healthcare cost trend rates have a significant effect on the amounts reported for the healthcare plan. A one-percentage point change in assumed healthcare cost trend rates at December 31, 2009 would have had the following effects:

(In millions)	1-Percentage Point Increase	1-Percentage Point Decrease
Effect on total service and interest cost components	$0.2	$(0.2)
Effect on accumulated postretirement benefit obligation	$3.1	$(2.7)

We estimate that the future benefits payable for our retirement and postretirement plans are as follows at December 31, 2009:

Years ending December 31,	U.S. Defined Benefit Plans	Non-U.S. Defined Benefit Plans	Other Benefit Plans
(In millions)
2010	$39.2	$2.4	$3.2
2011	$39.7	$2.4	$3.3
2012	$40.0	$2.5	$3.2
2013	$40.1	$2.5	$3.0
2014	$40.1	$2.5	$3.0
Next five fiscal years to December 31, 2019	$201.7	$14.1	$12.8

Fair Value of Plan Assets.  The fair value of the pension assets at December 31, 2009, is as follows:

		Fair Value Measurements at Reporting Date Using:
Description	Fair Value at December 31, 2009	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
	(In millions)
Large-Cap Equity(1)	$77.3	$77.3	$—	$—
Small and Mid-Cap Equity(1)	22.6	22.6	—	—
International Equity(1)	92.4	92.4	—	—
Fixed Income(1)	142.8	142.8	—	—
Private Equity(2)	25.6	—	—	25.6
Hedge Funds(3)	65.0	—	—	65.0
Real Assets(1)(4)	27.6	23.9	—	3.7
Cash and Cash Equivalents(1)	52.1	52.1	—	—
Total	$505.4	$411.1	$—	$94.3

(1)	Fair value is based on observable market prices for the assets.

(2)
Private equity investments are initially valued at cost. Fund managers periodically review the valuations utilizing subsequent company- specific transactions or deterioration in the company’s financial performance to determine if fair value adjustments are necessary. Private equity investments are typically viewed as long term, less liquid investments with return of capital coming via cash distributions from the sale of underlying fund assets. The Plan intends to hold these investments through each fund’s normal life cycle and wind down period.

(3)
Fair value is reported by the fund manager based on observable market prices for actively traded assets within the funds, as well as financial models, comparable financial transactions or other factors relevant to the specific asset for assets with no observable market.

(4)
For the portion of this asset class categorized as Level 3, fair value is reported by the fund manager based on a combination of the following valuation approaches: current replacement cost less deterioration and obsolescence, a discounted cash flow model of income streams and comparable market sales.

The following table shows a reconciliation of the beginning and ending balances for assets valued using significant unobservable inputs:

(In millions)	Private Equity	Hedge Funds	Real Assets
Balance at December 31, 2008	$28.5	$66.2	$5.8
Return on plan assets:
Unrealized	(1.9)	9.7	0.1
Realized	(2.9)	(2.6)	(2.0)
Purchases	2.5	6.6	—
Sales	(0.6)	(14.9)	(0.2)
Balance at December 31, 2009	$25.6	$65.0	$3.7

The fair value of the postretirement assets at December 31, 2009, is as follows:

		Fair Value Measurements at Reporting Date Using:
Description	Fair Value at December 31, 2009	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
	(In millions)
Large-Cap Equity(1)	$2.5	$2.5	$—	$—
Small and Mid-Cap Equity(1)	0.9	0.9	—	—
International Equity(1)	2.7	2.7	—	—
Fixed Income(1)	4.8	4.8	—	—
Private Equity(2)	1.0	—	—	1.0
Hedge Funds(3)	2.5	—	—	2.5
Real Assets(1)(4)	1.0	0.9	—	0.1
Cash and Cash Equivalents(1)	1.9	1.9	—	—
Total	$17.3	$13.7	$—	$3.6

(1)	Fair value is based on observable market prices for the assets.

(2)
Private equity investments are initially valued at cost. Fund managers periodically review the valuations utilizing subsequent company- specific transactions or deterioration in the company’s financial performance to determine if fair value adjustments are necessary. Private equity investments are typically viewed as long term, less liquid investments with return of capital coming via cash distributions from the sale of underlying fund assets. The Plan intends to hold these investments through each fund’s normal life cycle and wind down period.

(3)
Fair value is reported by the fund manager based on observable market prices for actively traded assets within the funds, as well as financial models, comparable financial transactions or other factors relevant to the specific asset for assets with no observable market.

(4)
For the portion of this asset class categorized as Level 3, fair value is reported by the fund manager based on a combination of the following valuation approaches: current replacement cost less deterioration and obsolescence, a discounted cash flow model of income streams and comparable market sales.

Gross realized and unrealized gains and losses, purchases and sales for Level 3 postretirement assets were not material for the twelve months ended December 31, 2009.

USRIP and EIPP, or the Plans, Investment and Asset Allocation Strategies.  The primary goal of the asset allocation strategy of the Plans is to produce a total investment return which will satisfy future annual cash benefit payments to participants and minimize future contributions from the Company. Additionally, this strategy will diversify the plan assets to minimize nonsystemic risk and provide reasonable assurance that no single security or class of security will have a disproportionate impact on the Plans. Investment managers are required to abide by the provisions of ERISA. Standards of performance for each manager include an expected return versus an assigned benchmark, a measure of volatility, and a time period of evaluation.

The asset allocation strategy is determined by our external advisor forecasting investment returns by asset class and providing allocation guidelines to maximize returns while minimizing the volatility and correlation of those returns. Investment recommendations are made by our external advisor, working in conjunction with our in-house Investment Officer. The asset allocation and ranges are approved by in-house Plan Administrators, who are Named Fiduciaries under ERISA.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The Plans, in an effort to meet asset allocation objectives, utilize a variety of asset classes which have historically produced returns which are relatively uncorrelated to those of the S&P 500 in most environments. Asset classes included in this category are alternative assets (hedge fund-of-funds), private equity (including secondary private equity) and real estate. The primary benefits of using these types of asset classes are: (1) their non-correlated returns reduce the overall volatility of the Plans’ portfolio of assets, and (2) their ability to produce superior risk-adjusted returns. This has allowed the Plans’ average annual investment return to exceed the S&P 500 index return over the last ten years. Additionally, the Plans allow certain of their managers, subject to specific risk constraints, to utilize derivative instruments, in order to enhance asset return, reduce volatility or both. Derivatives are primarily employed by the Plans in their fixed income portfolios and in the hedge fund-of-funds area. Derivatives can be used for hedging purposes to reduce risk. During 2007, the Equifax Master Trust entered into certain allowed derivative arrangements in order to minimize potential losses in the Plans’ assets. These agreements were settled in 2008 resulting in payments received of $13.2 million in the USRIP and $6.6 million in the EIPP.

The Plans are prohibited from investing additional amounts in Equifax stock once the market value of stock held by each plan exceeds 10% of the total market value of each plan. At December 31, 2009, the USRIP’s assets included 0.5 million shares of Equifax common stock, with a market value of $15.3 million. At December 31, 2008, the USRIP and EIPP’s assets included 0.8 million shares and 0.1 million shares, respectively, of Equifax common stock, with a market value of $21.3 million and $2.4 million, respectively. Not more than 5% of the portfolio (at cost) shall be invested in the securities of any one issuer, with the exceptions of Equifax common stock or other securities, and U.S. Treasury and government agency securities.

The following asset allocation ranges and actual allocations were in effect as of December 31, 2009 and 2008:

	2009
USRIP	Range	Actual
Large-Cap Equity	10%–35%	14.7%
Small- and Mid-Cap Equity	0%–15%	4.9%
International Equity	10%–30%	15.5%
Private Equity	2%–10%	5.6%
Hedge Funds	10%–30%	14.2%
Real Assets	2%–10%	6.0%
Fixed Income	15%–40%	27.9%
Cash	0%–15%	11.2%

	2008
	USRIP		EIPP
	Range	Actual	Range	Actual
Large-Cap Equity	10%–35%	14.3%	10%–40%	17.4%
Small- and Mid-Cap Equity	0%–15%	3.3%	0%–15%	8.2%
International Equity	10%–30%	12.0%	10%–25%	11.1%
Private Equity	2%–10%	7.5%	2%–10%	5.2%
Hedge Funds	10%–30%	19.0%	10%–30%	8.4%
Real Assets	2%–10%	6.3%	5%–15%	5.3%
Fixed Income	15%–40%	28.9%	10%–35%	19.0%
Cash	0%–15%	8.7%	0%–15%	25.4%

Due to the timing of certain hedge fund redemptions and subsequent reinvestment, the EIPP Plan was under allocated to hedge funds and over allocated to cash at December 31, 2008.

CRIP Investment and Asset Allocation Strategies.  The Pension Committee of the CRIP has retained an investment manager who has the discretion to invest in various asset classes with the care, skill, and diligence expected of professional prudence. The CRIP has a separate custodian of those assets, which are held in various segregated pooled funds. The Pension Committee maintains an investment policy for the CRIP, which imposes certain limitations and restrictions regarding allowable types of investments. The current investment policy imposes those restrictions on investments or transactions such as (1) Equifax common stock or securities, except as might be incidental to any pooled funds which the plan may have, (2) commodities or loans, (3) short sales and the use of margin accounts, (4) put and call options, (5) private placements, and (6) transactions which are “related-party” in nature as specified by the Canadian Pension Benefits Standards Act and its regulations.

Each pooled fund is associated with an asset classification, which has a primary investment objective. The objective for each asset class is related to a standard investment index and to a period of four-years. The following includes the objectives for each of the current five asset classes:

Asset class	Four-Year Objective
Canadian Equities	S&P/TSX Composite Total Return Index plus 1.5%
U.S. Equities	S&P 500 Total Return Index plus 1.5% (Canadian $)
International Equities	MSCI EAFE Total Return Index plus 1.5% (Canadian $)
Fixed Income	Scotia Capital Universe Bond Index plus 0.5%
Money Market	Scotia Capital 91-Day Treasury Bill Index plus 0.3%

The following specifies the asset allocation ranges and actual allocation as of December 31, 2009 and 2008:

		Actual
CRIP	Range	2009	2008
Canadian Equities	30%–50%	38.0%	39.2%
U.S. Equities	9%–29%	21.8%	20.9%
International Equities	0%–19%	7.9%	9.5%
Fixed Income	20%–40%	31.6%	28.4%
Money Market	0%–10%	0.7%	2.0%

The investment goal is to achieve the composite return calculated based on the above benchmark allocation plus 1% over successive four-year periods. An additional objective is to provide a real rate of return of 3.0% when compared with the Canadian Consumer Price Index, also over successive four-year periods.

Equifax Retirement Savings Plans.  Equifax sponsored a tax qualified defined contribution plan in 2009, the Equifax Inc. 401(k) Plan, or the Plan. The Company assumed sponsorship of the TALX Corporation Savings and Retirement Plan, or TALX Plan, upon the acquisition of TALX in 2007; however, the TALX Plan was subsequently merged into the Plan on December 31, 2007. We provide a discretionary match of participants’ contributions, up to six percent of employee contributions. Company contributions for the Plan during the twelve months ended December 31, 2009 and 2008 were $13.8 million and $6.7 million, respectively. Company contributions for the Plan and TALX Plan in 2007 were $5.6 million.

Foreign Retirement Plans.  We also maintain defined contribution plans for certain employees in the U.K., Ireland and Canada. For the years ended December 31, 2009, 2008 and 2007, our expenses related to these plans were not material.

Deferred Compensation Plans.  We maintain deferred compensation plans that allow for certain management employees and the Board of Directors to defer the receipt of compensation (such as salary, incentive compensation, commissions or vested restricted stock units) until a later date based on the terms of the plans. The benefits under our deferred compensation plans are guaranteed by the assets of a grantor trust which, through our funding, purchased variable life insurance policies on certain consenting individuals, with this trust as beneficiary. The purpose of this trust is to ensure the distribution of benefits accrued by participants of the deferred compensation plans in case of a change in control, as defined in the trust agreement.

Long-Term Incentive Plan.  We have a shareholder-approved Key Management Incentive Plan (Annual Incentive Plan) for certain key officers that provides for annual or long-term cash awards at the end of various measurement periods, based on the earnings per share and/or various other criteria over the measurement period. Our total accrued incentive compensation for all incentive plans included in accrued salaries and bonuses on our Consolidated Balance Sheets was $49.4 million and $45.8 million at December 31, 2009 and 2008, respectively.

Employee Benefit Trusts.  We maintain employee benefit trusts for the purpose of satisfying obligations under certain benefit plans. These trusts held 2.1 million and 3.2 million shares of Equifax stock with a value, at cost, of $41.2 million and $51.8 million at December 31, 2009 and 2008, respectively, as well as cash, which was not material for both periods presented. The employee benefits trusts are as follows:

•
The Employee Stock Benefits Trust, which constitutes a funding vehicle for a variety of employee benefit programs. Prior to 2009, the trust released a certain number of shares annually which were distributed to employees in the course of share option exercises or nonvested share distributions upon vesting. During 2009, we took certain steps to dissolve the trust, including selling the remaining shares to Equifax. The $12.5 million of cash the trust received from the sale was contributed to the EIPP in December 2009.

•
The Executive Life and Supplemental Retirement Benefit Plan Grantor Trust is used to ensure that the insurance premiums due under the Executive Life and Supplemental Retirement Benefit Plan are paid in case we fail to make scheduled payments following a change in control, as defined in this trust agreement.

•
The Supplemental Executive Retirement Plans Grantor Trust’s assets are dedicated to ensure the payment of benefits accrued under our Supplemental Executive Retirement Plans in case of a change in control, as defined in this trust agreement.

The assets in these plans which are recorded on our Consolidated Balance Sheets are subject to creditors claims in case of insolvency of Equifax Inc.

10.  RESTRUCTURING CHARGES

2009 Restructuring Charges.  In the fourth quarter of 2009, we recorded a $16.4 million restructuring charge ($10.4 million, net of tax) in selling, general and administrative expenses on our Consolidated Statements of Income primarily related to headcount reductions of approximately 400 positions. This charge resulted from our continuing efforts to align our business to better support our strategic objectives. Generally, severance benefits for our U.S. employees are paid through monthly payroll according to the number of weeks of severance benefit provided to the employee, while our international employees receive a lump sum severance payment for their benefit. Accordingly, we expect the majority of the payments to be completed by December 2010. Payments related to this charge totaled $1.7 million for the twelve months ended December 31, 2009.

During the first quarter of 2009, we recorded in selling, general and administrative expenses in our Consolidated Statements of Income an $8.4 million restructuring charge ($5.4 million, net of tax) associated with headcount reductions of approximately 300 positions. This charge resulted from our efforts to reduce and manage our expenses and to maintain our financial results in the face of a weak global economy and reduced revenues. We expect the majority of the payments to be completed by the first quarter of 2010. Payments related to this charge totaled $7.5 million during the twelve months ended December 31, 2009.

2008 Restructuring and Asset Write-down Charges.  In the third quarter 2008, we realigned our business to better support our strategic objectives and recorded a $16.8 million restructuring and asset write-down charge ($10.5 million, net of tax) of which $14.4 million was recorded in selling, general and administrative expenses and $2.4 million was recorded in depreciation and amortization on our Consolidated Statements of Income. The $2.4 million recorded in depreciation and amortization is related to the write-down of certain internal-use software from which we will no longer derive future benefit.

Of the $14.4 million recorded in selling, general and administrative expenses, $10.3 million was associated with headcount reductions of approximately 300 positions which was accrued for under existing severance plans or statutory requirements, and $4.1 million was related to certain contractual costs. Payments related to headcount reductions were substantially completed by March 31, 2009. Substantially all of the certain contractual costs, which primarily represents services we do not intend to utilize for which we are contractually committed to future payments, are expected to be paid by 2011. Payments related to headcount reductions and certain contractual costs totaled $5.4 million for the twelve months ended December 31, 2009. Total payments to date, through December 31, 2009, related to the third quarter 2008 restructuring charge were $11.9 million.

Restructuring charges are recorded in general corporate expense.  Restructuring charges related to discontinued operations were $4.1 million and $0.8 million during 2009 and 2008, respectively.

11.  RELATED PARTY TRANSACTIONS

SunTrust Banks, Inc., or SunTrust

We considered SunTrust a related party until September 18, 2008, because Larry L. Prince, a member of our Board of Directors until that date, was also a director of SunTrust. L. Phillip Humann, a member of our Board of Directors, was Executive Chairman of the Board of Directors of SunTrust from 2007 to April 2008 and prior thereto, Chairman and Chief Executive Officer from 2004 through 2006. Our relationships with SunTrust are described more fully as follows:

•
We paid SunTrust $4.1 million and $4.2 million, respectively, during the twelve months ended December 31, 2008 and 2007 for services such as lending, foreign exchange, debt underwriting, cash management, trust, investment management, acquisition valuation, and shareholder services relationships.

•
We also provide credit management services to SunTrust, as a customer, from whom we recognized revenue of $6.6 million and $6.0 million, respectively, during the twelve months ended December 31, 2008 and 2007.

•	SunTrust is a dealer under our commercial paper program. Fees paid to the dealers related to our issuance of commercial paper were immaterial during the twelve months ended December 31, 2008 and 2007.

•	SunTrust Robinson Humphrey served as an underwriter for our public offering of $550.0 million of Notes in June 2007 for which they were paid underwriting fees of approximately $0.4 million.

Bank of America, N.A., or B of A

We considered B of A a related party until September 18, 2008, because Jacquelyn M. Ward, a member of our Board of Directors until that date, was also a director of B of A. Our relationships with B of A are described more fully as follows:

•
We provide credit management services to B of A, as a customer, from whom we recognized revenue of $40.3 million and $35.3 million, respectively, during the twelve months ended December 31, 2008 and 2007.

•	B of A is a dealer under our commercial paper program. Fees paid to the dealers related to our issuance of commercial paper were immaterial during the twelve months ended December 31, 2008 and 2007.

•	B of A Securities, LLC served as an underwriter for our public offering of $550.0 million of Notes in June 2007 for which they were paid underwriting fees of approximately $1.4 million.

Fidelity National Information Services, Inc., or FNIS

We considered FNIS a related party until September 17, 2008, because Lee A. Kennedy, one of our directors until that date was President and Chief Executive Officer and a Director of FNIS. We sell certain consumer credit information services to FNIS. Revenue from FNIS, as a customer, for credit disclosure reports and portfolio reviews was not material during the twelve months ended December 31, 2008 and 2007. In addition, FNIS provides customer invoice and disclosure notification printing and mailing services to us. Amounts paid to FNIS for fulfillment services were $12.1 million and $11.5 million for the twelve months ended December 31, 2008 and 2007, respectively.

On February 29, 2008, in order to enhance our mortgage solutions market share, we acquired certain assets and specified liabilities of FIS Credit Services, Inc., a related party mortgage credit reporting reseller, for cash consideration of $6.0 million. This is considered a related party transaction since FNIS is the parent company of FIS Credit Services, Inc.

12.  SEGMENT INFORMATION

Reportable Segments.  We manage our business and report our financial results through the following five reportable segments, which are the same as our operating segments:

•	U.S. Consumer Information Solutions

•	TALX

•	International

•	North America Personal Solutions

•	North America Commercial Solutions

The accounting policies of the reportable segments are the same as those described in our summary of significant accounting policies (see Note 1). We evaluate the performance of these reportable segments based on their operating revenues, operating income and operating margins, excluding any unusual or infrequent items, if any. Inter-segment sales and transfers are not material for all periods presented. The measurement criteria for segment profit or loss and segment assets are substantially the same for each reportable segment. All transactions between segments are accounted for at cost, and no timing differences occur between segments.

A summary of segment products and services is as follows:

U.S. Consumer Information Solutions.  This segment includes consumer information services (such as credit information and credit scoring, credit modeling services, locate services, fraud detection and prevention services, identity verification services and other consulting services); mortgage loan origination information, appraisal, title and closing services; and consumer financial marketing services.

TALX.  This segment includes employment, income and social security number verification services (known as The Work Number) and employment tax and talent management services.

International.  This segment includes information services products, which includes consumer and commercial services (such as credit and financial information, credit scoring and credit modeling services), credit and other marketing products and services, and products and services sold directly to consumers.

North America Personal Solutions.  This segment includes credit information, credit monitoring and identity theft protection products sold directly to consumers via the Internet and in various hard-copy formats.

North America Commercial Solutions.  This segment includes commercial products and services such as business credit and demographic information, credit scores and portfolio analytics (decisioning tools), which are derived from our databases of business credit, financial and demographic information.

Segment information for the twelve months ended December 31, 2009, 2008 and 2007 and as of December 31, 2009 and 2008 is as follows:

	Twelve Months Ended December 31,
(in millions)	2009	2008	2007
Operating revenue:
U.S. Consumer Information Solutions	$712.2	$768.7	$833.4
International	438.6	505.7	472.8
TALX	346.4	305.1	179.4
North America Personal Solutions	149.0	162.6	153.5
North America Commercial Solutions	69.8	71.5	67.6
Total operating revenue	$1,716.0	$1,813.6	$1,706.7

	Twelve Months Ended December 31,
(in millions)	2009	2008	2007
Operating income:
U.S. Consumer Information Solutions	$259.4	$298.9	$342.3
International	118.9	149.9	141.1
TALX	75.4	53.1	29.3
North America Personal Solutions	34.3	46.3	34.0
North America Commercial Solutions	15.1	13.6	12.0
General Corporate Expense	(121.3)	(122.8)	(113.7)
Total operating income	$381.8	$439.0	$445.0

	December 31,
(in millions)	2009	2008
Total assets:
U.S. Consumer Information Solutions	$1,145.8	$1,047.7
International	604.3	512.7
TALX	1,450.7	1,415.8
North America Personal Solutions	19.6	21.3
North America Commercial Solutions	70.7	68.1
General Corporate	259.4	194.7
Total assets	$3,550.5	$3,260.3

	Twelve Months Ended December 31,
(in millions)	2009	2008	2007
Depreciation and amortization expense:
U.S. Consumer Information Solutions	$35.4	$33.0	$32.8
International	23.2	23.8	21.4
TALX	62.6	62.6	38.3
North America Personal Solutions	4.8	3.1	2.9
North America Commercial Solutions	5.8	5.4	5.5
General Corporate	13.4	14.3	12.6
Total depreciation and amortization expense	$145.2	$142.2	$113.5

	Twelve Months Ended December 31,
(in millions)	2009	2008	2007
Capital expenditures:
U.S. Consumer Information Solutions	$16.8	$22.1	$23.3
International	11.9	22.8	23.0
TALX	13.5	9.9	6.4
North America Personal Solutions	5.1	9.5	5.0
North America Commercial Solutions	2.6	4.3	1.0
General Corporate	20.8	41.9	59.8
Total capital expenditures	$70.7	$110.5	$118.5

Financial information by geographic area is as follows:

	Twelve Months Ended December 31,
	2009		2008		2007
(in millions)	Amount	%	Amount	%	Amount	%
Operating revenue (based on location of customer):
U.S.	$1,254.6	73%	$1,282.6	71%	$1,208.2	71%
Canada	122.6	7%	136.2	7%	132.2	8%
U.K.	104.9	6%	141.0	8%	158.0	9%
Brazil	82.3	5%	97.6	5%	83.0	5%
Other	151.6	9%	156.2	9%	125.3	7%
Total operating revenue	$1,716.0	100%	$1,813.6	100%	$1,706.7	100%

	December 31,
	2009		2008
(in millions)	Amount	%	Amount	%
Long-lived assets:
U.S.	$2,667.4	86%	$2,504.5	87%
Brazil	168.3	5%	123.6	4%
Canada	100.0	3%	95.2	3%
U.K.	99.3	3%	93.6	3%
Other	98.7	3%	89.6	3%
Total long-lived assets	$3,133.7	100%	$2,906.5	100%

13.  QUARTERLY FINANCIAL DATA (UNAUDITED)

Quarterly financial data for 2009 and 2008 was as follows:

	Three Months Ended
2009	March 31,	June 30,	September 30,	December 31,
	(In millions, except per share data)
Operating revenue	$426.5	$429.1	$425.0	$435.4
Operating income	$96.9	$102.0	$100.0	$82.9
Consolidated income from continuing operations	$52.5	$57.9	$57.4	$56.6
Discontinued operations, net of tax	$3.6	$3.2	$4.0	$5.3
Consolidated net income	$56.1	$61.1	$61.4	$61.9
Net income attributable to Equifax	$54.4	$59.6	$59.7	$60.2
Basic earnings per common share*
Net income from continuing operations attributable to Equifax	$0.40	$0.44	$0.44	$0.44
Discontinued operations attributable to Equifax	$0.03	$0.03	$0.03	$0.04
Net income attributable to Equifax	$0.43	$0.47	$0.47	$0.48
Diluted earnings per common share*
Net income from continuing operations attributable to Equifax	$0.40	$0.44	$0.44	$0.43
Discontinued operations attributable to Equifax	$0.03	$0.03	$0.03	$0.04
Net income attributable to Equifax	$0.43	$0.47	$0.47	$0.47

	Three Months Ended
2008	March 31,	June 30,	September 30,	December 31,
	(In millions, except per share data)
Operating revenue	$472.5	$471.3	$454.3	$415.5
Operating income	$117.8	$118.8	$98.3	$104.1
Consolidated income from continuing operations	$62.1	$67.0	$68.2	$57.6
Discontinued operations, net of tax	$5.3	$5.6	$5.6	$7.6
Consolidated net income	$67.4	$72.6	$73.8	$65.2
Net income attributable to Equifax	$65.7	$70.8	$72.3	$64.0
Basic earnings per common share*
Net income from continuing operations attributable to Equifax	$0.47	$0.51	$0.52	$0.45
Discontinued operations attributable to Equifax	$0.04	$0.04	$0.05	$0.06
Net income attributable to Equifax	$0.51	$0.55	$0.57	$0.51
Diluted earnings per common share*
Net income from continuing operations attributable to Equifax	$0.46	$0.50	$0.51	$0.44
Discontinued operations attributable to Equifax	$0.04	$0.04	$0.05	$0.06
Net income attributable to Equifax	$0.50	$0.54	$0.56	$0.50

*	The sum of the quarterly EPS does not equal the annual EPS due to changes in the weighted-average shares between periods.

The comparability of our quarterly financial results during 2009 and 2008 was impacted by certain events, as follows:

•
During 2009, we made several acquisitions, including IXI Corporation and Rapid Reporting Verification Company during the fourth quarter of 2009. For additional information about our acquisitions, see Note 2 of the Notes to Consolidated Financial Statements.

•
During the first and fourth quarters of 2009 and the third quarter of 2008, we recorded restructuring charges. For additional information about these charges, see Note 10 of the Notes to Consolidated Financial Statements.

•
During the fourth quarter of 2009, we recorded a $7.3 million income tax benefit related to our ability to utilize foreign tax credits beyond 2009. During the third quarter of 2008, we recorded an income tax benefit of $14.6 million related to uncertain tax positions for which the statute of limitations expired. For additional information about these benefits, see Note 6 of the Notes to the Consolidated Financial Statements.

14. Discontinued Operations

On April 23, 2010, we sold our Equifax Enabling Technologies LLC legal entity, consisting of our APPRO loan origination software (“APPRO”), for approximately $72 million.  On July 1, 2010, we sold substantially all the assets of our Direct Marketing Services division (“DMS”) for approximately $117 million.  Both of these businesses were reported in our U.S. Consumer Information Solutions segment.  The historical results of these operations for the years ended December 31, 2009, 2008 and 2007 are classified as discontinued operations in the Consolidated Statements of Income.  Revenue for these businesses for the years ended December 31, 2009, 2008 and 2007 was $108.5 million, $122.1 million and $136.3 million, respectively.   Pretax income was $25.6 million, $38.2 million and $41.3 million for the years ended December 31, 2009, 2008 and 2007.

The assets and liabilities of the discontinued operations included in the Consolidated Balance Sheets at December 31, 2009 and 2008 were as follows:

	December 31, 2009	December 31, 2008
	(In millions)	(In millions)
Current assets	$6.9	$7.8
Noncurrent assets	132.3	140.8
Current liabilities	(8.5)	(14.6)
Noncurrent liabilities	(1.6)	—
Net assets	$129.1	$134.0